Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 27, 2020

by and among

CALLAWAY GOLF COMPANY,

51 STEPS, INC.,

and

TOPGOLF INTERNATIONAL, INC.

i

4.11	Intellectual Property and Privacy	48

4.12	Company Programs	51

4.13	Contracts; No Defaults	51

4.14	Company Benefit Plans	54

4.15	Labor Matters	57

4.16	Taxes	58

4.17	Brokers’ Fees	60

4.18	Insurance	61

4.19	Company Real Property; Assets	61

4.20	Environmental Matters	63

4.21	Absence of Changes	64

4.22	Affiliate Agreements	64

4.23	Internal Controls	65

4.24	Permits	65

4.25	Registration Statement	65

4.26	No Additional Representations and Warranties; Non-Reliance	65

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		66

5.01	Corporate Organization	66

5.02	Subsidiaries	66

5.03	Due Authorization	67

5.04	No Conflict	68

5.05	Governmental Authorities; Consents	69

5.06	Capitalization	69

5.07	Undisclosed Liabilities	71

5.08	Litigation and Proceedings	72

5.09	Compliance with Laws	72

5.10	Intellectual Property and Privacy	73

5.11	Contracts; No Defaults	75

5.12	Acquiror Benefit Plans	76

5.13	Labor Matters	79

5.14	Taxes	81

5.15	Brokers’ Fees	83

5.16	Insurance	83

5.17	Acquiror Real Property; Assets	84

5.18	Environmental Matters	85

5.19	Absence of Changes	86

5.20	Affiliate Agreements	86

5.21	Acquiror SEC Reports; Financial Statements; Internal Controls	87

5.22	Permits	88

5.23	Registration Statement	89

5.24	NYSE Stock Market Quotation	89

5.25	Backstop Commitment Letter	89

5.26	No Additional Representations and Warranties; Non-Reliance	90

ARTICLE VI COVENANTS OF THE COMPANY		90

6.01	Conduct of the Company During the Interim Period	90

6.02	Inspection	94

6.03	Termination of Certain Agreements	95

6.04	Proxy Solicitation; Other Actions	96

6.05	Company Series H Preferred Offering	96

6.06	Company Financing Cooperation	97

6.07	Consideration Spreadsheet	97

ARTICLE VII COVENANTS OF ACQUIROR		99

7.01	Indemnification and Insurance	99

7.02	Conduct of Acquiror During the Interim Period	100

7.03	Inspection	103

7.04	Acquiror NYSE Listing	104

7.05	Acquiror Public Filings	104

7.06	Section 16 Matters	104

7.07	Employee Matters	104

7.08	Financing	106

7.09	Stockholder Litigation	109

ARTICLE VIII JOINT COVENANTS		110

8.01	Support of Transaction	110

8.02	HSR Act and Regulatory Approvals	110

8.03	Non-Solicitation; Acquisition Proposals	112

8.04	Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval	119

8.05	Other Filings; Press Release	121

8.06	Tax Matters	121

8.07	Confidentiality; Publicity	122

8.08	R&W Insurance Policy	123

ARTICLE IX CONDITIONS TO OBLIGATIONS		123

9.01	Conditions to Obligations of All Parties	123

9.02	Additional Conditions to Obligations of Acquiror and Merger Sub	124

9.03	Additional Conditions to the Obligations of the Company	125

ARTICLE X TERMINATION/EFFECTIVENESS		126

10.01	Termination	126

10.02	Effect of Termination	128

ARTICLE XI MISCELLANEOUS		130

11.01	Waiver	130

11.02	Notices	130

11.03	Assignment	131

11.04	Rights of Third Parties	132

11.05	Expenses	132

11.06	Governing Law	132

11.07	Captions; Counterparts	132

11.08	Mutual Drafting	132

11.09	Schedules and Exhibits	133

11.10	Entire Agreement	133

11.11	Amendments	133

11.12	Severability	133

11.13	Jurisdiction; WAIVER OF TRIAL BY JURY	133

11.14	Enforcement	135

11.15	Non-Recourse	135

11.16	Nonsurvival of Representations, Warranties and Covenants	135

Exhibits

Exhibit A – Form of Support Agreement

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Form of Stockholders Agreement

Exhibit D – Acquiror Closing Tax Certificate

Exhibit E – Acquiror Registration Statement Tax Certificate

Exhibit F – Company Closing Tax Certificate

Exhibit G – Company Registration Statement Tax Certificate

Exhibit H – Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 27, 2020, is entered into by and among Callaway Golf Company, a Delaware corporation (“Acquiror”), 51 Steps, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Topgolf International, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Acquiror, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (a) determined that the Transactions are fair to, advisable and in the best interests of Acquiror and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the issuance of shares of Acquiror Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) recommended that the stockholders of Acquiror vote to approve the issuance of shares of Acquiror Common Stock to the stockholders of the Company pursuant to the terms of this Agreement;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) recommended that the sole stockholder of Merger Sub vote to adopt this Agreement and approve the Transactions;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions and (c) recommended that the stockholders of the Company vote to adopt this Agreement and approve the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Support Agreements”), in the form set forth on Exhibit A, with Acquiror;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit B, to be effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, have entered into that certain Stockholders Agreement (the “Stockholders Agreement”), in the form set forth on Exhibit C, to be effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company, Acquiror, and PEP TG Investments LP have entered into that certain Warrant Assumption Agreement, dated as of the date hereof and to be effective upon the Closing, pursuant to which Acquiror has agreed to assume the Company Warrant on the terms set forth therein; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (b) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“280G Stockholder Vote” has the meaning specified in Section 7.07(d).

“401(k) Termination Date” has the meaning specified in Section 7.07(c).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and other provisions on terms no less favorable in any substantive respect to the Company or Acquiror, as applicable, than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for such party to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror ABL Credit Agreement” means that certain Fourth Amended and Restated Loan and Security Agreement, dated as of May 17, 2019 (as amended by (i) the First Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of August 28, 2019, (ii) the Second Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of March 20, 2020, (iii) the Third Amendment to

Fourth Amended and Restated Loan and Security Agreement, dated as of April 28, 2020 and (iv) the Fourth Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of October 27, 2020) among Callaway Golf Company, a Delaware corporation, Callaway Golf Sales Company, a California corporation, Callaway Golf Ball Operations, Inc., a Delaware corporation, OGIO International Inc., a Utah corporation, travisMathew, LLC, a California limited liability company, Callaway Golf Canada Ltd., a Canada corporation, Jack Wolfskin Ausrüstung für Draussen GMBH & CO. KGAA, a partnership limited by shares (Kommanditgesellschaft auf Aktien) under the laws of the Federal Republic of Germany, Callaway Golf Europe Ltd., a company organized under the laws of England (registered number 02756321), the other obligors from time to time party thereto, the financial institutions from time to time party thereto as lenders and Bank of America, N.A., as administrative agent and security trustee for such lenders.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V, as qualified by the Schedules and/or the applicable portions of the Acquiror SEC Reports. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Arrangements” has the meaning specified in Section 7.07(d).

“Acquiror Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee or independent contractor, in each case, that is maintained, sponsored or contributed to by Acquiror or its Subsidiaries or any Acquiror ERISA Affiliate or under which Acquiror or its Subsidiaries has or would reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan or any statutory employee benefit plan required pursuant to applicable Law.

“Acquiror Board” has the meaning specified in the recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in Section 8.04(d).

“Acquiror Cancelled Shares” has the meaning specified in Section 3.01(c).

“Acquiror Capitalization Measurement Time” has the meaning specified in Section 5.06(a).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.04(d).

“Acquiror Closing Tax Certificate” means the tax representation letter in substantially the form set forth on Exhibit D and dated as of the date of the Closing Tax Opinion.

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.01 per share.

“Acquiror COVID-19 Response” means any deviations from the ordinary course of business of Acquiror or any of its Subsidiaries or any actions, inactions, activities or conduct of Acquiror or any of its Subsidiaries, in each case, following the date hereof, that Acquiror reasonably and in good faith determines are reasonably necessary (i) to comply with any COVID-19 Measure or (ii) to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 (including protecting the health or safety of any Person in response to COVID-19) in a manner consistent with an Acquiror Historical COVID-19 Response; provided, that (A) in the case of any such deviation, action, inaction, activity or conduct that is reasonably expected to have an adverse financial impact on Acquiror or its applicable Subsidiary of at least $1,000,000 or to otherwise materially and adversely impact their respective business, Acquiror or its applicable Subsidiary shall, prior to taking or refraining from taking any such deviation, action, inaction, activity or conduct, reasonably consult with the Company and consider in good faith the Company’s suggestions and/or feedback, and use reasonable best efforts to implement any such reasonable suggestions and/or feedback, and (B) in the case of any other such deviation, action, inaction, activity or conduct, Acquiror or its applicable Subsidiary shall promptly notify the Company in writing.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Awards” means any Acquiror Stock Options, Acquiror RSUs, Acquiror PSUs, and any other awards granted or issuable under the Acquiror Equity Plans.

“Acquiror Equity Plans” means Acquiror’s Amended and Restated 2004 Incentive Plan and 2013 Non-Employee Directors Stock Incentive Plan.

“Acquiror ERISA Affiliate” has the meaning specified in Section 5.12(e).

“Acquiror Historical COVID-19 Response” means the deviations from the ordinary course of business of Acquiror or any of its Subsidiaries and the actions, inactions, activities or conduct of Acquiror or any of its Subsidiaries, in each case, taken between March 1, 2020 through the date of this Agreement, to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19, as set forth on Schedule 1.01(b).

“Acquiror Intellectual Property” means all Acquiror Owned Intellectual Property and all Intellectual Property used in the business of Acquiror and its Subsidiaries, as currently conducted.

“Acquiror Intervening Event” has the meaning specified in Section 8.03(g)(iv).

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.03(f).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.03(f).

“Acquiror Japanese ABL Facility” means that certain Loan Agreement, dated as of January 21, 2018, between Callaway Golf K.K. and The Bank of Tokyo-Mitsubishi UFG, Ltd, providing a credit facility up to 4,000,000,000 Yen, as may be amended or renewed in accordance with its terms and subject to the provisions of this Agreement.

“Acquiror Japanese Term Loan Facility” means that certain Loan Agreement, dated as of August 19, 2020, between Callaway Golf K.K. and Sumitomo Mitsui Banking Corporation, providing a term loan of 2,000,000,000 Yen, as may be amended or renewed in accordance with its terms and subject to the provisions of this Agreement.

“Acquiror Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by Acquiror or any of its Subsidiaries (or any of their Affiliates by or on behalf of Acquiror or any of its Subsidiaries), or in which Acquiror or any of its Subsidiaries (or any of their Affiliates by or on behalf of Acquiror or any of its Subsidiaries) possess a material easement or other material occupancy right, which, for the avoidance of doubt, shall not include any access or real property rights that may arise in connection with any Intellectual Property or IT System license agreements to which Acquiror or any of its Subsidiaries are a party.

“Acquiror Material Adverse Effect” means any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, has a material adverse effect on (a) the assets, business, results of operations or condition (financial or otherwise) of Acquiror and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be an “Acquiror Material Adverse Effect” (except in the case of clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” and “(vii),” in each case, to the extent that such change has a disproportionate impact on Acquiror and its Subsidiaries, taken as a whole, as compared to other industry participants (it being understood and agreed that only such incremental disproportionate impact shall be taken into account in determining whether there has been or will be an “Acquiror Material Adverse Effect”)): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures following the date of this Agreement; (ii) any change or development in interest rates or United States or global economic, political, business, financial, commodity, currency, regulatory or market conditions generally or changes in the market price or trading volume of the capital stock of Acquiror; (iii) the announcement or the execution of this Agreement and the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; (iv) any change generally affecting any of the industries or markets in which Acquiror or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event; (vi) any epidemic, disease outbreak or pandemic (including COVID-19 (and, for the avoidance of doubt, any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19 or any COVID-19 Measures, Acquiror Historical COVID-19 Response or Acquiror COVID-19 Response)), public health emergency or widespread occurrence of infectious disease; (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Acquiror or its Subsidiaries operate, including large-scale civil unrest or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (viii) any failure of Acquiror or its Subsidiaries to meet any projections, forecasts or budgets; provided, that this clause “(viii)” shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Acquiror Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquiror Material Adverse Effect); or (ix) any actions taken, or failures to take action, or such other changes or events, in each case with respect to this clause “(ix),” which the Company has requested after the date hereof or to which the Company has consented after the date hereof, or (b) the ability of Acquiror to consummate the Transactions on a timely basis.

“Acquiror Material Permit” has the meaning specified in Section 5.22.

“Acquiror Notice” has the meaning specified in Section 8.03(d).

“Acquiror Notice Period” has the meaning specified in Section 8.03(d).

“Acquiror Organizational Documents” means the Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on May 13, 2020, and the Seventh Amended and Restated Bylaws of Acquiror, effective as of May 12, 2020, in each case as amended and currently in effect.

“Acquiror Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Acquiror or any of its Subsidiaries.

“Acquiror Owned Real Property” has the meaning specified in Section 5.17(a).

“Acquiror Preferred Stock” means Acquiror’s Preferred Stock, par value $0.01 per share.

“Acquiror Privacy Policy” has the meaning specified in Section 5.10(i).

“Acquiror PSUs” means performance share units in respect of shares of Acquiror Common Stock, granted under the Acquiror Equity Plans.

“Acquiror Real Estate Lease Documents” has the meaning specified in Section 5.17(b).

“Acquiror Real Property” means the Acquiror Leased Real Property and the Acquiror Owned Real Property.

“Acquiror Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by Acquiror or any of its Subsidiaries.

“Acquiror Registration Statement Tax Certificate” means the tax representation letter in substantially the form set forth on Exhibit E and dated and executed as of the date the Registration Statement shall have been declared effective under the Securities Act or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.

“Acquiror Requisite Approval” has the meaning specified in Section 5.03(b).

“Acquiror RSUs” means restricted stock units in respect of shares of Acquiror Common Stock, granted under the Acquiror Equity Plans.

“Acquiror SEC Reports” has the meaning specified in Section 5.21(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.03(b).

“Acquiror Stock Options” means any option to purchase Acquiror Common Stock pursuant to any Acquiror Equity Plans.

“Acquiror Term Loan Agreement” means that certain Credit Agreement, dated as of January 4, 2019 among Acquiror, as the borrower, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 28, 2020.

“Acquiror Termination Payment” means $75,000,000.

“Acquiror Trading Price” means $19.40.

“Acquiror Triggering Event” means any of the following occurrences: (a) the Acquiror Board shall have failed to reaffirm the Acquiror Board Recommendation, or fails to reaffirm its determination that the Transactions are in the best interests of Acquiror Stockholders, in each case, within 10 Business Days after the Company requests in writing that such Acquiror Board Recommendation or determination be reaffirmed if (i) any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Acquiror shall have been publicly made, sent or given to Acquiror or the Acquiror Stockholders or (ii) any other event that could reasonably be expected to impede, interfere with or delay in any material respect the Transactions shall have publicly occurred (it being understood and agreed that the Company shall only be entitled to make one such request per aforementioned proposal or offer in the case of clause “(i),” and in the case of clause “(ii),” three such requests in the aggregate); (b) the Acquiror Board shall have approved, endorsed or recommended any Acquisition Proposal with respect to Acquiror; (c) Acquiror shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to Acquiror (other than an Acceptable Confidentiality Agreement); (d) a tender or exchange offer relating to Acquiror Common Stock shall have commenced and Acquiror shall not have sent to Acquiror Stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that Acquiror recommends rejection of such tender or exchange offer; or (e) an Acquisition Proposal with respect to Acquiror shall have been publicly announced, and Acquiror shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days after such Acquisition Proposal has been announced.

“Acquisition Proposal” has the meaning specified in Section 8.03(g)(i).

“Action” means any Claim, investigation, examination, complaint, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Acquiror SEC Reports” has the meaning specified in Section 5.21(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, prior to the Closing, unless otherwise specified herein, the Company and its Subsidiaries shall not be deemed “Affiliates” of Acquiror and Merger Sub, and Acquiror and Merger Sub shall not be deemed “Affiliates” of the Company or its Subsidiaries.

“Aggregate Acquiror Cancelled Shares Consideration Value” means the aggregate value of the Acquiror Common Stock that would have been payable pursuant to the terms of this Agreement in respect of the Acquiror Cancelled Shares if each such Acquiror Cancelled Share was instead entitled to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable.

“Aggregate Common Stock Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) with an aggregate value equal to the Consideration Cap minus the value of the Aggregate Preferred Stock Consideration.

“Aggregate Merger Consideration” means the Aggregate Common Stock Consideration and the Aggregate Preferred Stock Consideration.

“Aggregate Preferred Stock Consideration” means the sum of the Series A-1 Aggregate Consideration, the Series A-2 Aggregate Consideration, the Series B Aggregate Consideration, the Series C-1 Aggregate Consideration, the Series C-2 Aggregate Consideration, the Series E Aggregate Consideration, the Series F Aggregate Consideration, the Series G Aggregate Consideration and the Series H Aggregate Consideration.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign or multinational antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 4.07(a).

“Backstop Commitment Letter” has the meaning specified in Section 5.25.

“Backstop Fee Letters” has the meaning specified in Section 5.25.

“Backstop Lenders” has the meaning specified in Section 5.25.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 3.01(c).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash Equivalent Per Share Common Stock Consideration” means the product (rounded down to the nearest whole cent) of (a) the Per Share Common Stock Consideration multiplied by (b) the Acquiror Trading Price.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Tax Opinion” has the meaning specified in Section 9.03(e).

“Code” has the meaning specified in the recitals hereto.

“Committed Backstop Financing” has the meaning specified in Section 5.25.

“Communications Plan” has the meaning specified in Section 8.07(b).

“Company” has the meaning specified in the preamble hereto.

“Company 401(k) Plan” has the meaning specified in Section 7.07(c).

“Company Affiliate Agreement” has the meaning specified in Section 4.22.

“Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee or independent contractor, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or any Company ERISA Affiliate or under which the Company or its Subsidiaries has or would reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan or any statutory employee benefit plan required pursuant to applicable Law.

“Company Board” has the meaning specified in the recitals hereto.

“Company Board Recommendation” has the meaning specified in Section 8.04(e).

“Company Bylaws” means the Third Amended and Restated By-Laws of the Company, effective as of September 17, 2020.

“Company Capitalization Measurement Time” has the meaning specified in Section 4.06(a).

“Company Certificate” has the meaning specified in Section 3.03(b).

“Company Certificate of Incorporation” means the Fifth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on September 18, 2020.

“Company Change in Recommendation” has the meaning specified in Section 8.04(e).

“Company Closing Tax Certificate” means the tax representation letter in substantially the form set forth on Exhibit F and dated as of the date of the Closing Tax Opinion.

“Company Common Stock” means a share of the Company’s common stock, par value $0.00001 per share.

“Company COVID-19 Response” means any deviations from the ordinary course of business of the Company or any of its Subsidiaries or any actions, inactions, activities or conduct of the Company or any of its Subsidiaries, in each case, following the date hereof, that the Company reasonably and in good faith determines are reasonably necessary (i) to comply with any COVID-19 Measure or (ii) to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 (including protecting the health or safety of any Person in response to COVID-19), in a manner consistent with a Company Historical COVID-19 Response (except as set forth on Schedule 1.01(c)); provided, that (A) in the case of any such deviation, action, inaction, activity or conduct that is reasonably expected to have an adverse financial impact on the Company or its applicable Subsidiary of at least $1,000,000 or to otherwise materially and adversely impact their respective business (except as set forth on Schedule 1.01(c)), the Company or its applicable Subsidiary shall, prior to taking or refraining from taking any such deviation, action, inaction, activity or conduct, reasonably consult with Acquiror and consider in good faith Acquiror’s suggestions and/or feedback, and use reasonable best efforts to implement any such reasonable suggestions and/or feedback, and (B) in the case of any other such deviation, action, inaction, activity or conduct (except as set forth on Schedule 1.01(c)), the Company or its applicable Subsidiary shall promptly notify Acquiror in writing.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Designated Directors” has the meaning specified in Section 3.09.

“Company Equity Award Exchange Ratio” means a fraction, the numerator of which is the Cash Equivalent Per Share Common Stock Consideration, and the denominator of which is the Acquiror Trading Price.

“Company Equity Awards” means the Company Stock Options and shares of Company Restricted Stock granted under the Company Stock Plans.

“Company ERISA Affiliate” has the meaning specified in Section 4.14(e).

“Company Historical COVID-19 Response” means the deviations from the ordinary course of business of the Company or any of its Subsidiaries and the actions, inactions, activities or conduct of the Company or any of its Subsidiaries, in each case, taken between March 1, 2020 through the date of this Agreement, to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19, as set forth on Schedule 1.01(b).

“Company Intellectual Property” means all Company Owned Intellectual Property and all Intellectual Property used in the business of the Company and its Subsidiaries, as currently conducted.

“Company Intervening Event” has the meaning specified in Section 8.03(g)(iii).

“Company Intervening Event Notice” has the meaning specified in Section 8.03(e).

“Company Intervening Event Notice Period” has the meaning specified in Section 8.03(e).

“Company Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (or any of their Affiliates by or on behalf of the Company or any of its Subsidiaries), or in which the Company or any of its Subsidiaries (or any of their Affiliates by or on behalf of the Company or any of its Subsidiaries) possess a material easement or other material occupancy right, which, for the avoidance of doubt, shall not include any access or real property rights that may arise in connection with any Intellectual Property or IT System license agreements to which the Company or any of its Subsidiaries are a party.

“Company Material Adverse Effect” means any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, has a material adverse effect on (a) the assets, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a “Company Material Adverse Effect” (except in the case of clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)” and “(vii),” in each case, to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants (it being understood and agreed that only such incremental disproportionate impact shall be taken into account in determining whether there has been or will be a “Company Material Adverse Effect”)): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures following the date of this Agreement; (ii) any change or development in interest rates or United States or global economic, political, business, financial, commodity, currency, regulatory or market conditions generally; (iii) the announcement or the execution of this Agreement and the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event; (vi) any epidemic, disease outbreak or pandemic (including COVID-19 (and, for the avoidance of doubt, any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19 or any COVID-19 Measures, Company Historical COVID-19 Response or Company COVID-19 Response)), public health emergency or widespread occurrence of infectious disease; (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including large-scale civil unrest or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (viii) any failure of the Company or its Subsidiaries to meet any projections, forecasts or budgets; provided, that this clause “(viii)” shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (ix) any actions taken, or failures to take action, or such other changes or events, in each case with respect to this clause “(ix),” which Acquiror has requested after the date hereof or to which Acquiror has consented after the date hereof, or (b) the ability of the Company to consummate the Transactions on a timely basis.

“Company Material Permit” has the meaning specified in Section 4.24.

“Company Non-Restricted Individual” has the meaning specified in Section 6.01(e)

“Company Notice” has the meaning specified in Section 8.03(c).

“Company Notice Period” has the meaning specified in Section 8.03(c).

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Owned Real Property” has the meaning specified in Section 4.19(a).

“Company Personal Information” means Personal Information collected and/or maintained by or for the Company or any of its Subsidiaries.

“Company Preferred Stock” means, collectively, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C-1 Preferred Stock, the Company Series C-2 Preferred Stock, the Company Series E Preferred Stock, the Company Series F Preferred Stock, the Company Series G Preferred Stock and the Company Series H Preferred Stock.

“Company Privacy Policy” has the meaning specified in Section 4.11(i).

“Company Programs” means any audio-visual programs developed, produced, co-produced, owned, acquired, sold, licensed or otherwise distributed by the Company and its Subsidiaries.

“Company Real Estate Lease Documents” has the meaning specified in Section 4.19(c).

“Company Real Property” means collectively, the Company Leased Real Property and the Company Owned Real Property.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Registration Statement Tax Certificate” means the tax representation letter in substantially the form set forth on Exhibit G and dated and executed as of the date the Registration Statement shall have been declared effective under the Securities Act or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.

“Company Related Party” means the Company and each of its Affiliates and its and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 4.03(a).

“Company Restricted Individual” has the meaning specified in Section 6.01(e).

“Company Restricted Stock” means the restricted shares of Company Common Stock granted pursuant to the Company Stock Plans.

“Company Scheduled Leased Real Property” has the meaning specified in Section 4.19(b).

“Company Scheduled Real Estate Lease Documents” has the meaning specified in Section 4.19(b).

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Convertible Preferred Stock, par value $0.00001 per share.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A-2 Convertible Preferred Stock, par value $0.00001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Convertible Preferred Stock, par value $0.00001 per share.

“Company Series C-1 Preferred Stock” means the shares of the Company’s Series C-1 Convertible Preferred Stock, par value $0.00001 per share.

“Company Series C-2 Preferred Stock” means the shares of the Company’s Series C-2 Convertible Preferred Stock, par value $0.00001 per share.

“Company Series E Preferred Stock” means the shares of the Company’s Series E Convertible Preferred Stock, par value $0.00001 per share.

“Company Series F Preferred Stock” means the shares of the Company’s Series F Convertible Preferred Stock, par value $0.00001 per share.

“Company Series G Preferred Stock” means the shares of the Company’s Series G Convertible Preferred Stock, par value $0.00001 per share.

“Company Series H Preferred Offering” means the sale by the Company of shares of Company Series H Preferred Stock resulting in aggregate proceeds to the Company of at least $180,000,000, on the terms described in the Company Series H Subscription Agreements.

“Company Series H Preferred Stock” means the shares of the Company’s Series H Convertible Preferred Stock, par value $0.00001 per share.

“Company Series H Subscription Agreements” means those certain Acceptance and Subscription Agreements, dated as of September 17, 2020, by and among the Company and certain Company Stockholders party thereto.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Options” means any option to purchase Company Common Stock pursuant to any Company Stock Plans.

“Company Stock Plans” means the Company 2015 Stock Incentive Plan and the Company 2016 Stock Incentive Plan.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Termination Payment” means $75,000,000.

“Company Triggering Event” means any of the following occurrences: (a) the Company Board shall have failed to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Transactions are in the best interests of the Company Stockholders, in each case, within 10 Business Days after Acquiror requests in writing that such Company Board Recommendation or determination be reaffirmed if (i) any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to the Company) shall have been publicly made, sent or given to the Company or the Company Stockholders or (ii) any other event that could reasonably be expected to impede, interfere with or delay in any material respect the Transactions shall have publicly occurred (it being understood and agreed that Acquiror shall only be entitled to make one such request per aforementioned proposal, or offer in the case of clause “(i),” and in the case of clause “(ii),” three such requests in the aggregate); (b) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal with respect to the Company; (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement); (d) a tender or exchange offer relating to Company Stock shall have commenced and the Company shall not have sent to the Company Stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (e) an Acquisition Proposal with respect to the Company shall have been publicly announced, and the Company shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days after such Acquisition Proposal has been announced.

“Company Warrant” means that certain Warrant to Purchase Shares of Series E Preferred Stock, dated as of July 6, 2016, between the Company and PEP TG Investments LP.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated May 29, 2020, between Acquiror and the Company, as supplemented by that certain Mutual Non-Disclosure Agreement Acknowledgment, dated August 7, 2020.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Consideration Cap” means (a) $1,938,893,700, plus (b) the aggregate amount of cash proceeds received by the Company after the date hereof in respect of (i) the Company Series H Preferred Offering and (ii) the issuance of other Qualified Capital Stock (as defined in the Existing Credit Agreement) as permitted pursuant to Section

6.01(b); provided, that in no event shall the Consideration Cap exceed a maximum aggregate amount of $1,987,000,000.

“Consideration Spreadsheet” has the meaning specified in Section 6.07(a).

“Continuing Employees” has the meaning specified in Section 7.07(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases (other than for real property), licenses or sublicenses (other than for real property), purchase orders or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any mutations or variations thereof (including any directly related health conditions).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Credit Agreement Amendment” means an amendment to the Acquiror Term Loan Agreement that permits the Transactions (it being understood and agreed that nothing in the Credit Agreement Amendment shall require the Company or any of its Subsidiaries to take any action that would result in a breach of or default under the Existing Credit Agreement).

“Credit Agreement Amendment Effective Date” means the date on which the Credit Agreement Amendment is executed and delivered by, and becomes irrevocably valid and binding against, each of the parties thereto (including the lenders constituting Required Lenders (as defined in the Acquiror Term Loan Agreement) on the date thereof).

“DGCL” has the meaning specified in the recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.08.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in the definition of “Company Benefit Plan.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Fund” has the meaning specified in Section 3.03(a).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 8, 2019, by and among, inter alios, the Company, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended on September 17, 2020.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Committed Backstop Financing, the Credit Agreement Amendment or the Acquiror ABL Credit Agreement, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in each case, in their respective capacities as such.

“Foreign Acquiror Benefit Plan” has the meaning specified in Section 5.12(k).

“Foreign Company Benefit Plan” has the meaning specified in Section 4.14(k).

“Fraud” means actual common law fraud under Delaware law brought in respect of a representation or warranty made in this Agreement. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign or multinational government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, fungicides or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incremental Debt Financing Cooperation Requirement” has the meaning specified in Section 6.06(b).

“Indebtedness” means, with respect to any Person, without duplication, any liabilities or obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments; (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business consistent with past practice); (d) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, on assets or properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) obligations under capitalized leases and any deemed landlord financing arrangements; (h) obligations under any Financial Derivative/Hedging Arrangement; (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses “(a)” through “(h)” above; and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnified Persons” has the meaning specified in Section 7.01.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other information, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions, including any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property and intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof) (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos and corporate names and all goodwill related thereto, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) copyrights, works of authorship, mask works, designs and any other equivalent rights in works of and any other related rights of authors (including any applications, registrations, recordations, reversions, extensions and renewals thereof); (d) internet domain names, internet addresses and other computer identifiers; (e) trade secrets, know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”); (f) rights in Software; and (g) moral rights and publicity rights.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“IT Systems” means, with respect to a party, the computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by such party or any of its Subsidiaries.

“Law” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 3.03(b).

“Liability” has the meaning specified in Section 4.08.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Marketing Period” means the first period of 15 consecutive Business Days after the date hereof (ending no later than the Business Day prior to the Closing Date) commencing on the date on which Acquiror has received the Required Information; provided that (a) November 25, 2020 through November 27, 2020 shall not constitute Business Days for purposes of the Marketing Period, (b) if the Marketing Period has not ended prior to December 18, 2020, the Marketing Period shall not commence earlier than January 4, 2021 and (c) once the Marketing Period has commenced, the delivery of any additional financial statements after the first day of the Marketing Period shall not result in the “restart” of the Marketing Period; provided, further, that if the Company in good faith reasonably believes that Acquiror has received the Required Information, it may (but shall not be required to) deliver to Acquiror a written notice to that effect (stating when the Company believes Acquiror has received such Required Information), in which case Acquiror shall be deemed to have received the Required Information as of the date of delivery of such notice unless Acquiror or any such Financing Sources, as applicable, in good faith reasonably believe that they have not received the Required Information and within two Business Days after the receipt of such notice from the Company, Acquiror delivers a written notice to the Company to that effect (stating with specificity what Required Information the Company has not delivered) (provided, that it is understood that the delivery of such written notice from Acquiror to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been received by Acquiror).

“Merger” has the meaning specified in Section 2.01.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.14(e).

“Net Shares” has the meaning specified in Section 3.05(b).

“NYSE” means the New York Stock Exchange.

“Open Source Materials” means “free software” or “open source software” licensed, distributed or made available under open source licenses, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache.

“Owned Acquiror Software” means all material Software used in the business of Acquiror and its Subsidiaries that is owned by Acquiror or any of its Subsidiaries.

“Owned Company Software” means all material Software used in the business of the Company and its Subsidiaries that is owned by the Company or any of its Subsidiaries.

“Parachute Payment” has the meaning specified in Section 7.07(d).

“Patents” has the meaning specified in the definition of the term Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Per Share Common Stock Consideration” means the Aggregate Common Stock Consideration, divided by the total number of outstanding Company equity securities (other than the Company Preferred Stock and shares of Company Common Stock issuable upon conversion of the Company Preferred Stock) on a fully diluted basis using the treasury method of accounting as the Closing Date (including the shares of Company Common Stock issuable pursuant to the Company Stock Options and Settled Stock Options, but excluding any Company Stock Options that have an exercise price equal to or greater than the Cash Equivalent Per Share Common Stock Consideration).

“Per Share Preferred Stock Consideration” means, with respect to a share of any series of Company Preferred Stock, the Series A-1 Per Share Consideration, the Series A-2 Per Share Consideration, the Series B Per Share Consideration, the Series C-1 Per Share Consideration, the Series C-2 Per Share Consideration, the Series E Per Share Consideration, the Series F Per Share Consideration, the Series G Per Share Consideration or the Series H Per Share Consideration, as applicable.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means: (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens: (i) that arise in the ordinary course of business; and (ii) (A) that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions, and either are not material or where appropriate reserves for the amount being contested have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (c) statutory Liens for current Taxes not yet due and payable or the amount or validity of which are being contested in good faith through appropriate Actions, in each case, only to the extent appropriate reserves have been established in accordance with GAAP; (d) non-monetary Liens, encumbrances, imperfections of title and restrictions on real property (including easements, covenants, rights of way and similar restrictions), and all matters disclosed by public record on the date hereof that do not, individually or in the aggregate, materially interfere with the present uses of such real property or materially detract from the value of such real property; (e) in the case of real property, matters that would be disclosed by an accurate survey or inspection of such real property, which do not, individually or in the aggregate, materially interfere with the current uses or occupancy of any such real property or materially detract from the value of such real property; (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice; (g) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which are not violated by the current use and operation of such real property and do not materially interfere with the current use or occupancy of any such real property or materially detract from the value of such real property; (h) Liens described on Schedule 1.01(a); (i) any landlord Lien, restriction or encumbrance on the assets located at any real property leased, subleased, licensed or otherwise occupied by a party or any of its Subsidiaries, but in each case only to the extent that such Lien, restriction or encumbrance is created by the Company Real Estate Lease Documents or Acquiror Real Estate Lease Documents, as applicable; (j) with respect to the Company, Liens securing the obligations under the Existing Credit Agreement; and (k) with respect to Acquiror, Liens securing the obligations under the Acquiror ABL Credit Agreement or the Acquiror Term Loan Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any data or information that alone or in combination with other information identifies or could be used to identify an identified or identifiable Person and any other data or information that constitutes “personal data,” “personal information” or any similar term under any applicable Privacy Laws, or in any privacy policy, notice or contract (solely as applicable to each respective party), which information includes any names, addresses (including e-mail addresses), contact information, telephone numbers, personal health information, drivers’ license numbers, credit, medical or other information, names, addresses, social security or insurance numbers, and government-issued identification numbers, as applicable.

“Privacy Laws” means any and all applicable Laws and all binding rules, policies, guidelines and procedures issued by any Governmental Authority and self-regulatory guidelines (including of any applicable foreign jurisdiction) related to the privacy, security (both technical and physical), or processing of Personal Information (including laws of jurisdictions where Personal Information was collected), including data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning e-mail, text message or telephone communications.

“Proposals” has the meaning specified in Section 8.04(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting the Acquiror Stockholder Approval.

“R&W Insurance Policy” has the meaning specified in Section 8.08.

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” has the meaning specified in Section 8.04(a).

“Registered Intellectual Property” means issued Patents, pending Patent applications, copyright registrations, trademark registrations, pending applications for trademark registration and domain name registrations.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority that enforces Antitrust Laws, as applicable.

“Remedial Action” has the meaning specified in Section 8.02(b).

“Replacement Grant” has the meaning specified in Section 3.05(f).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Information” means (a) with respect to the fiscal years ending on or about December 31, 2017, December 30, 2018 and December 29, 2019, the audited consolidated balance sheets of the Company and its Subsidiaries, in each case, as of the end of such fiscal years and the related consolidated statements of operations, cash flows and shareholders’ equity and (b) with respect to the fiscal quarters ended on or about March 29, 2020 and June 28, 2020, the unaudited consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries (which shall not, for the avoidance of doubt, be required to include footnotes or year-end adjustments) for such fiscal quarters and for the elapsed period of the applicable fiscal year and for the comparable periods of the prior fiscal year; it being understood and agreed that Acquiror has received the information described in clauses “(a)” and “(b)” prior to the date of this Agreement; provided, however, that:

(i) if the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing) are not first satisfied or waived three Business Days prior to November 26, 2020, “Required Information” shall also include, with respect to the fiscal quarter ending on or about September 27, 2020, the unaudited consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries (which shall not, for the avoidance of doubt, be required to include footnotes or year-end adjustments), for such fiscal quarter and for the elapsed period of the applicable fiscal year and for the comparable periods of the prior fiscal year;

(ii) if the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing) are not first satisfied or waived three Business Days prior to May 3, 2021, “Required Information” shall also include, with respect to the fiscal year ending on or about January 3, 2021, the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and shareholders’ equity for such fiscal year and

(iii) if the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing) are not first satisfied or waived three Business Days prior to June 3, 2021, “Required Information” shall also include, with respect to the fiscal quarter ending on or about April 4, 2021, the unaudited consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries (which shall not, for the avoidance of doubt, be required to include footnotes or year-end adjustments), for such fiscal quarter and for the elapsed period of the applicable fiscal year and for the comparable periods of the prior fiscal year.

“Rollover Option” has the meaning set forth in Section 3.05(a).

“Schedules” means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of Acquiror and its Subsidiaries, as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.11(j).

“Series A-1 Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) with an aggregate value equal to the product of the Series A-1 Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series A-1 Per Share Consideration” means the Series A-1 Aggregate Consideration divided by the number of shares of Company Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series A-2 Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) with an aggregate value equal to the product of the Series A-2 Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series A-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Series A-2 Per Share Consideration” means the Series A-2 Aggregate Consideration divided by the number of shares of Company Series A-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Series B Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the sum of the Series B Per Share Consideration with respect to all shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Series B Per Share Consideration” means, for each share of Company Series B Preferred Stock, a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the applicable Series B Liquidation Amount (as defined in the Company Certificate of Incorporation) for such share outstanding immediately prior to the Effective Time divided by the Acquiror Trading Price. For the avoidance of doubt, the Series B Per Share Consideration for each share of Company Series B Preferred Stock may be different depending on the Deemed Original Issue Date (as defined in the Company Certificate of Incorporation) of such share.

“Series C-1 Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the sum of the Series C-1 Per Share Consideration with respect to all shares of Company Series C-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series C-1 Per Share Consideration” means, for each share of Company Series C-1 Preferred Stock, a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the applicable Series C-1 Liquidation Amount (as defined in the Company Certificate of Incorporation) for such share outstanding immediately prior to the Effective Time divided by the Acquiror Trading Price. For the avoidance of doubt, the Series C-1 Per Share Consideration for each share of Company Series C-1 Preferred Stock may be different depending on the Deemed Original Issue Date of such share.

“Series C-2 Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the sum of the Series C-2 Per Share Consideration with respect to all shares of Company Series C-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Series C-2 Per Share Consideration” means, for each share of Company Series C-2 Preferred Stock, a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the applicable Series C-2 Liquidation Amount (as defined in the Company Certificate of Incorporation) for such share outstanding immediately prior to the Effective Time divided by the Acquiror Trading Price. For the avoidance of doubt, the Series C-2 Per Share Consideration for each share of Company Series C-2 Preferred Stock may be different depending on the Deemed Original Issue Date of such share and the applicable Series C-2 Original Issue Price (as defined in the Company Certificate of Incorporation) of such share.

“Series E Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the sum of the Series E Per Share Consideration with respect to all shares of Company Series E Preferred Stock outstanding immediately prior to the Effective Time.

“Series E Per Share Consideration” means, for each share of Company Series E Preferred Stock, a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the applicable Series E Liquidation Amount (as defined in the Company Certificate of Incorporation) for such share outstanding immediately prior to the Effective Time divided by the Acquiror Trading Price. For the avoidance of doubt, the Series E Per Share Consideration for each share of Company Series E Preferred Stock may be different depending on the Deemed Original Issue Date of such share and the applicable Series E Original Issue Price (as defined in the Company Certificate of Incorporation) of such share.

“Series F Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the sum of the Series F Per Share Consideration with respect to all shares of Company Series F Preferred Stock outstanding immediately prior to the Effective Time.

“Series F Per Share Consideration” means, for each share of Company Series F Preferred Stock, a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) equal to the applicable Series F Liquidation Amount (as defined in the Company Certificate of Incorporation) for such share outstanding immediately prior to the Effective Time divided by the Acquiror Trading Price. For the avoidance of doubt, the Series F Per Share Consideration for each share of Company Series F Preferred Stock may be different depending on the Deemed Original Issue Date of such share.

“Series G Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) with a value equal to the product of the Series G Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series G Preferred Stock outstanding immediately prior to the Effective Time.

“Series G Per Share Consideration” means the Series G Aggregate Consideration divided by the number of shares of Company Series G Preferred Stock outstanding immediately prior to the Effective Time.

“Series H Aggregate Consideration” means a number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) with a value equal to the product of the Series H Liquidation Amount (as defined in the Company Certificate of Incorporation) multiplied by the number of shares of Company Series H Preferred Stock outstanding immediately prior to the Effective Time.

“Series H Per Share Consideration” means the Series H Aggregate Consideration divided by the number of shares of Company Series H Preferred Stock outstanding immediately prior to the Effective Time.

“Settled Stock Option” has the meaning specified in Section 3.05(b).

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company which would qualify as a “significant subsidiary” pursuant to Rule 1-02(w) of Regulation S-X.

“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of considering and voting upon the Proposals.

“Specified Jurisdiction” has the meaning set forth in Schedule 1.01(d).

“Stimulus Funds” has the meaning specified in Section 4.08(b).

“Stockholders Agreement” has the meaning specified in the recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” has the meaning specified in Section 8.03(g)(ii).

“Support Agreements” has the meaning specified in the recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02(a).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to

Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trade Control Laws” means any Laws related to any economic or financial sanctions or the export, import, re-export, or transfer of products, software, technical data, services or technologies, which may be imposed and enforced from time to time by any Governmental Authority, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, or any other relevant sanctions or export control authority.

“Trademarks” has the meaning specified in the definition of the term Intellectual Property.

“Trade Secrets” has the meaning specified in the definition of the term Intellectual Property.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposal” has the meaning specified in Section 8.04(c).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unaudited Financial Statements” has the meaning specified in Section 4.07(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause, or would reasonably be expected to cause, a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company or Acquiror in connection with this Agreement, (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form or (iii) with respect to Acquiror, filed or furnished with the SEC.

1.03 Knowledge. As used herein, the phrase “to the knowledge” means the actual knowledge of, in the case of the Company, Dolf Berle, William Davenport and Michael Miller, in the case of Acquiror, Chip Brewer, Brian Lynch and Patrick Burke, in each case, after reasonable inquiry of such Person’s direct reports.

ARTICLE II

THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger, and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing; provided, that the Closing shall not occur prior to the earliest of (a) a date prior to or during the Marketing Period specified by Acquiror to which Acquiror and the Company may agree (it being understood that such date may be conditioned upon the simultaneous completion of the financing of the transactions contemplated by this Agreement), (b) the first Business Day immediately following the final day of the Marketing Period, (c) the Credit Agreement Amendment Effective Date and (d) the first Business Day immediately following the first period of 15 Business Days after the date on which the arrangers under the Backstop Commitment Letter have launched the primary syndication of the Refinancing Term B Facility (as defined in the Backstop Commitment Letter); provided that, for purposes of this clause (d), (i) November 25, 2020 through November 27, 2020 shall not constitute Business Days and (ii) if such 15 Business Day period has not ended prior to December 18, 2020, such 15 Business Day period shall not commence earlier than January 4, 2021. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04 Certificate of Incorporation and Bylaws of the Surviving Company.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Topgolf International, Inc.” and references to the incorporator shall be deleted, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

2.05 Directors and Officers of the Surviving Company.

(a) At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become, effective as of immediately following the Effective Time, the directors of the Surviving Company, until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any holder of securities of Acquiror, Merger Sub or the Company:

(a) (i) each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Preferred Stock shall be entitled to receive, the Per Share Preferred Stock Consideration as if the Merger were a Deemed Liquidation Event (as defined in the Company Certificate of Incorporation) and (ii) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, the Per Share Common Stock Consideration. Following the conversion of the shares of Company Preferred Stock into the right to receive the Per Share Preferred Stock Consideration and the conversion of the shares of the Company Common Stock into the right to receive the Per Share Common Stock Consideration pursuant to this Section 3.01(a), all of the shares of Company Preferred Stock and

Company Common Stock so converted shall no longer be outstanding and shall cease to exist, and each Company Stockholder shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Preferred Stock Consideration or the Per Share Common Stock Consideration, as applicable. Notwithstanding anything contained herein to the contrary, nothing contained in this Agreement shall require Acquiror to issue any number of shares of Acquiror Common Stock (with each such share valued at the Acquiror Trading Price) with a value in excess of the Consideration Cap less the Aggregate Acquiror Cancelled Shares Consideration Value;

(b) each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(c) each share of Company Common Stock and Company Preferred Stock (i) owned by Acquiror, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time (the “Acquiror Cancelled Shares”) or (ii) held in the treasury of the Company immediately prior to the Effective Time (clauses “(i)” and “(ii)” collectively, the “Cancelled Shares”), shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or a record date with respect to any such event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03	Delivery of Per Share Common Stock Consideration and Per Share Preferred Stock Consideration.

(a) Exchange Fund. Prior to the Effective Time, Acquiror shall designate the transfer agent for the Acquiror Common Stock, or another bank or trust company mutually acceptable to Acquiror and the Company, to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Acquiror Common Stock issuable in book-entry form equal to the applicable portion of the Aggregate Merger Consideration payable through the Exchange Agent hereunder (excluding any cash in lieu of fractional shares of

Acquiror Common Stock), and (ii) cash in immediately available funds in an amount sufficient to pay any cash in lieu of fractional shares of Acquiror Common Stock in accordance with Section 3.07 (such evidence of book-entry shares of Acquiror Common Stock and such cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the Company Stockholders (other than holders of any Dissenting Shares or Cancelled Shares). In addition, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time at or after the Closing cash in immediately available funds in an amount to pay any cash dividends or distributions payable in accordance with Section 3.03(c). Acquiror shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the applicable portion of the Aggregate Merger Consideration payable through the Exchange Agent hereunder, including payment of any cash in lieu of fractional shares of Acquiror Common Stock in accordance with Section 3.07 and cash dividends or distributions payable in accordance with Section 3.03(c), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Acquiror; provided, that (i) no investment of such cash shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (ii) such investments in all events shall be in short-term obligations of the United States of America with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States of America. Any interest and other income resulting from such investments shall be paid to Acquiror. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Company Stock to receive cash payments contemplated by this Article III. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Acquiror shall, upon becoming aware of such deficiency, promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by Article III.

(b) Procedures for Surrender. As soon as reasonably practicable after the Effective Time (and in no event later than three Business Days following the Closing Date), Acquiror shall cause the Exchange Agent to mail to each holder of shares of Company Stock that were converted pursuant to Section 3.01(a) into the right to receive shares of Acquiror Common Stock (i) with respect to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), a letter of transmittal in substantially the form attached hereto as Exhibit H (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and (ii) instructions for effecting the surrender of the Company Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the shares of Acquiror Common Stock into which such shares of Company Stock have been converted pursuant to Section 3.01(a), including any cash amount payable in respect of fractional shares of Acquiror Common Stock in accordance with Section 3.07 and any cash dividends or distributions payable in accordance with Section 3.03(c). Upon surrender of a Company Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with such Letter of Transmittal completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, such holder shall be entitled to receive in exchange therefor (A) that number of whole shares of Acquiror Common Stock (which shall be in uncertificated book-entry form) representing the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration, as applicable, into which such shares of Company Common Stock and Company Preferred Stock, as applicable, have been converted pursuant to Section 3.01(a); (B) any cash in lieu of fractional shares of Acquiror Common Stock that such holder has the right to receive pursuant to Section 3.07 for each share of Company Stock formerly represented by such Company Certificate and (C) any cash dividends or distributions payable in accordance with Section 3.03(c), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any payment in respect of a surrendered Company Certificate is to be made to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition precedent of payment that (x) the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (if applicable) and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment being made to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the reasonable satisfaction of Acquiror or the Exchange Agent that such Tax either has been paid or is not required to be paid. The approval of this Agreement by the requisite vote or written consent of holders of Company Stock required by the Company Certificate of Incorporation and applicable Law shall also be deemed to constitute approval of all arrangements relating to the Transactions and to the provisions hereof binding upon the Company Stockholders, including the releases, waivers and other provisions of the Letter of Transmittal.

(c) Distributions with Respect to Unexchanged Shares; Voting. All shares of Acquiror Common Stock to be issued pursuant to the Transactions shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Acquiror in respect of the Acquiror Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distribution in respect of all shares of Acquiror Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Acquiror Common Stock shall be paid to any holder of any unsurrendered Company Certificate until such Company Certificate (or affidavits of loss in lieu of the Company Certificate as provided in Section 3.04) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following the surrender of any such Company Certificate (or affidavits of loss in lieu of the Company Certificate as provided in Section 3.04), there shall be issued and/or paid to the holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Acquiror Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Acquiror Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Stock on the records of the Company. Until surrendered as contemplated by this Section 3.03, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration payable in respect thereof pursuant to Section 3.01(a), any cash amount payable in respect of fractional shares of Acquiror Common Stock in accordance with Section 3.07 and any cash dividends or distributions payable in accordance with Section 3.03(c). If, after the Effective Time, Company Certificates are presented to Acquiror for any reason, they shall be cancelled and exchanged as provided in this Agreement. The delivery of the Per Share Preferred Stock Consideration shall be made as if the Merger were a Deemed Liquidation Event (as defined in the Company Certificate of Incorporation) and pursuant to the Consideration Spreadsheet in accordance with Section 6.07. An illustrative calculation of the allocation of the Aggregate Merger Consideration is set forth on Schedule 3.03.

(e) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders 12 months following the Closing Date shall, at any time thereafter at the request of Acquiror, be delivered to Acquiror or as otherwise instructed by Acquiror, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable portion of the Aggregate Merger Consideration, including any cash amount payable in respect of fractional shares of Acquiror Common Stock in accordance with Section 3.07 and any cash dividends or distributions payable in accordance with Section 3.03(c), payable upon due surrender of their Company Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.04) and compliance with the procedures in Section 3.03(b), in each case, without any interest thereon. Notwithstanding the foregoing, none of Acquiror, the Company, the Surviving Company or the Exchange Agent shall be liable to any Company Stockholder or any other Person for any portion of the Aggregate Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) No Interest. No interest shall be paid or accrue on any portion of the Aggregate Merger Consideration (including any cash in lieu of fractional shares that any holder has the right to receive pursuant to Section 3.07 or any cash dividends or distributions payable in accordance with Section 3.03(c)) payable upon surrender of any Company Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.04).

3.04 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article III and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 3.03(c) had such lost, stolen or destroyed Company Certificate been surrendered.

3.05 Conversion of Company Equity Awards; Treatment of Company Warrant. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(a) Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised and that is held by an individual who, at the Effective Time, is providing services to the Company or its Subsidiaries as an employee or independent contractor, or is a director who is or will be appointed to the Acquiror Board (each, a “Rollover Option”), shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire Acquiror Common Stock at an adjusted exercise price per share (as detailed below), subject to the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time, including applicable vesting conditions. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Acquiror Common Stock; (ii) the number of shares of Acquiror Common Stock subject to each Rollover Option shall be determined by multiplying the number of shares of Company Common Stock subject to the Company Stock Option by the Company Equity Award Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock; and (iii) the per share exercise price for the Acquiror Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Common Stock subject to the Company Stock Option, as in effect immediately prior to the Effective Time, by the Company Equity Award Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(b) Immediately prior to the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that is not a Rollover Option as defined in Section 3.05(a) (each, a “Settled Stock Option”) shall automatically, without any action on the part of the holder thereof, cease to represent a right to receive shares of Company Common Stock and be deemed exercised for a number of Net Shares (as defined below), which Net Shares shall be treated as issued and outstanding shares of Company Common Stock for purposes of Section 3.01(a)(ii). “Net Shares” means, with respect to each Settled Stock Option, the number of shares of Company Common Stock, if any, determined by dividing (i) the product of (A) the excess, if any, of the Cash Equivalent Per Share Common Stock Consideration over the sum of (1) the per share exercise price of such Settled Stock Option, plus (2) the total amount any applicable Taxes to be withheld as a result of the deemed exercise of such Settled Stock Option pursuant to this Section 3.05(b), multiplied by (B) the total number of shares of Company Common Stock subject to such Settled Stock Option immediately prior to the Effective Time, divided by (ii) the Cash Equivalent Per Share Common Stock Consideration (rounded down to the nearest whole share). In the event the exercise price of a Settled Stock Option is greater than or equal to the Cash Equivalent Per Share Common Stock Consideration, such Settled Stock Option shall be canceled immediately prior to the Effective Time for no consideration.

(c) Effective as of the Effective Time, each share of Company Restricted Stock, to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be entitled to receive the Per Share Common Stock Consideration per share of Company Restricted Stock, subject to the same terms and conditions as were applicable to such share of Company Restricted Stock immediately prior to the Effective Time, including applicable vesting conditions.

(d) Effective as of the Effective Time, the Company Warrant shall be assumed by Acquiror pursuant to the terms of the Warrant Assumption Agreement.

(e) Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock issuable upon exercise of such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Following the Effective Time, (i) Acquiror shall assume sponsorship of the Company Stock Plans, provided that references to the Company therein shall be deemed references to Acquiror and references to Company Common Stock therein shall be deemed references to Acquiror Common Stock and (ii) each Company Equity Award that has been converted in accordance with this Section 3.05 shall be subject to the same terms and conditions, including any vesting conditions, as had applied to the corresponding Company Equity Award as of immediately prior to the Effective Time as described in Section 3.05(a) and Section 3.05(c), except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by Acquiror to be necessary or appropriate to give effect to the conversion or the Transactions.

(f) It is the expectation and intent of the parties that the Transactions will result in the Company experiencing a “change in ownership or control” for purposes of Section 280G of the Code, and that Acquiror will not experience a “change in ownership or control” for purposes of Section 280G of the Code. In the event that Acquiror would reasonably be expected to experience a “change in ownership or control” for purposes of Section 280G of the Code solely as a result of the assumption of Rollover Options pursuant to Section 3.05(a) that are vested and exercisable as of the Effective Time and have an exercise price equal to or greater than the Per Share Common Stock Consideration, then such number of Rollover Options as are necessary to ensure that Acquiror does not experience a “change in ownership or control” for purposes of Section 280G of the Code shall not be assumed by Acquiror pursuant to Section 3.05(a) and shall instead be cancelled immediately prior to the Effective Time for no consideration. Rollover Options shall be cancelled pursuant to this Section 3.05(f) in the reverse order in which they were granted (for the avoidance of doubt, the Rollover Options granted most recently will be cancelled first, with such cancellations to be applied on a pro rata basis to Rollover Options granted on the same grant date) or in such other order as determined by the Company in its sole discretion. In the event a Rollover Option is cancelled pursuant to this Section 3.05(f), Acquiror shall take all reasonable steps required to grant to the former holder of such Rollover Options a stock option to purchase shares of Acquiror Common Stock on substantially the same terms as those subject to the Rollover Options under an equity plan maintained by Acquiror, provided that any such replacement grant may be subject to an initial vesting period of up to six months (or any longer mandatory initial vesting period required under the terms of Acquiror’s equity plan, if applicable) (a “Replacement Grant”). In the event Acquiror or one of its Affiliates terminates the employment or service of a recipient of a

Replacement Grant following the Closing without cause or good reason or due to the holder’s death or disability, such holder shall be provided with accelerated vesting of such Replacement Grant upon any such termination as to such number of shares of Acquiror Common Stock as is equal to the number of shares that would have been vested under the cancelled Rollover Option as of the date of termination had such Rollover Option continued following the Closing in accordance with its terms.

3.06 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, that Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates, as applicable, shall use commercially reasonable efforts to provide the Company with a written notice of such Person’s intention to withhold at least five Business Days prior to any such withholding and shall cooperate with the applicable payee to minimize any such withholding. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds such amounts with respect to any Person (including any applicable Tax withholding arising as a result of the deemed exercise of any Settled Stock Option immediately prior to the Effective Time), Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates shall properly remit such withheld amounts to the applicable Governmental Authority, and such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

3.07 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share (after aggregating all shares of Acquiror Common Stock, including fractional shares, that would be issued to such Company Stockholder) an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled but for this Section 3.07 multiplied by (b) the Acquiror Trading Price.

3.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded (and has not effectively withdrawn or lost its right to) appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, and shall instead entitle such Company Stockholder only to such rights as may be granted to him, her or it under the DGCL. If any such

Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, in accordance with this Article III. The Company shall give Acquiror prompt notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), make, propose, enter into, or approve any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.09 Corporate Governance Matters. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions (to the extent such actions are permitted by Law and do not conflict with the terms of the Stockholders Agreement) reasonably necessary to cause (a) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 3.09 and (b) the individuals set forth on Schedule 3.09 (the “Company Designated Directors”) to be appointed as members of the Acquiror Board, in each case, effective as of the Closing. Acquiror shall take all actions reasonably necessary to ensure that each Company Designated Director that is properly nominated in accordance with the terms of the Stockholders Agreement (i) is included in the slate of nominees recommended by the Acquiror Board to Acquiror Stockholders for election as directors at the next annual meeting of Acquiror Stockholders to occur following the Effective Time and (ii) is included in the proxy statement prepared by Acquiror in connection with soliciting proxies at the next annual meeting of Acquiror Stockholders to occur following the Effective Time, and at every adjournment or postponement thereof. Each of the Company Designated Directors shall receive compensation from Acquiror for his or her service as a director that is consistent with the compensation of other non-employee members of the Acquiror Board.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement prepared in accordance with Section 11.09, the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The certificate of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company is not in material breach or violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

(b) The Company is duly licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.02 Subsidiaries.

(a) The Significant Subsidiaries of the Company as of the date hereof, together with their jurisdiction of incorporation or organization, are set forth on Schedule 4.02(a), including, as of such date, a description of the capitalization of each such Significant Subsidiary and the names of the record owners of all securities and other equity interests in each such Significant Subsidiary. Schedule 4.02(a) also sets forth, for each Subsidiary of the Company that is not, directly or indirectly, wholly-owned by the Company, the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof, and the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing in its jurisdiction of organization and as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the principal organizational documents of each Significant Subsidiary listed on Schedule 4.02(a), as amended and currently in effect, have been made available to Acquiror. No Subsidiary of the Company is in material violation of any of the provisions of its organizational documents.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the adoption of this Agreement by (a) holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (on an “as converted basis”) voting together as a single class and (b) holders of 60% of the outstanding shares of Company Preferred Stock voting together as a single class (on an “as converted basis”) (the “Company Requisite Approval”)) to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such ancillary agreements by the Company and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other corporate or equivalent proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required in connection with the adoption of this Agreement and the consummation of the Transactions, including the Closing.

(b) At a meeting duly called and held on or prior to the date hereof, the members of the Company Board (with one member abstaining) unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company Stockholders; (ii) approved the Transactions; (iii) directed that this Agreement be submitted to a vote or written action of the Company Stockholders; and (iv) recommended to the Company Stockholders approval of each of the matters requiring the Company Requisite Approval.

4.04 No Conflict.

(a) Except as set forth on Schedule 4.04(a), the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and upon receipt of the Company Requisite Approval and the approvals described in Section 4.05, the consummation of the Transactions do not and will not: (i) conflict with or violate any provision of, or result in the breach of, the Company Certificate of Incorporation or the Company Bylaws, or any certificate of formation, bylaws or other organizational documents of any Subsidiaries of the Company; (ii) conflict with or result in any violation of, or give any Governmental Authority or, to the knowledge of the Company, any other Person, the right to challenge this Agreement or the Transactions or to exercise any remedy or obtain relief under, any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in any material payment, rebate, chargeback, penalty or change in delivery schedule under, or require any consent under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.13(a), whether or not set forth on Schedule 4.13(a), or any Company Real Estate Lease Document or Contract relating to any Company Owned Real Property to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (iv) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses “(ii),” “(iii)” or “(iv)” above) for such violations, conflicts, breaches, losses or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and any ancillary agreements and to the consummation of the Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any ancillary agreements or any of the Transactions.

4.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for: (a) applicable requirements of the HSR Act and any other applicable Antitrust Law; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) have a material adverse effect on the ability of the Company to consummate the Transactions; (c) declarations and filings with Governmental Authorities solely to the extent made in connection with alcohol and beverage licenses (or analogous Permits) held by the Company’s Subsidiaries that contemplate notice provisions that are triggered by the Transactions; and (d) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) As of the 5:00 p.m. Central Time on the day prior to the date hereof (the “Company Capitalization Measurement Time”), the authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, 6,669,187 of which are issued and outstanding; (ii) 4,779,041 shares of the Company Series A-1 Preferred Stock, 3,049,672 of which are issued and outstanding; (iii) 980,103 shares of the Company Series A-2 Preferred Stock, 642,896 of which are issued and outstanding; (iv) 7,835,329 shares of the Company Series

B Preferred Stock, 7,428,982 of which are issued and outstanding; (v) 19,361,313 shares of the Company Series C-1 Preferred Stock, 19,053,685 of which are issued and outstanding; (vi) 85,000,000 shares of the Company Series C-2 Preferred Stock, 71,953,131 of which are issued and outstanding; (vii) 28,800,000 shares of the Company Series E Preferred Stock, 27,869,188 of which are issued and outstanding; (viii) 12,374,715 shares of the Company Series F Preferred Stock, 12,297,662 of which are issued and outstanding; (ix) 6,666,687 shares of the Company Series G Preferred Stock, 6,666,686 of which are issued and outstanding and (x) 21,500,000 shares of the Company Series H Preferred Stock, 16,745,713 of which are issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock: (A) have been duly authorized and validly issued and are fully paid and nonassessable; (B) were issued in compliance in all material respects with applicable Securities Law and other applicable Law; (C) were not issued in breach or violation of any preemptive rights or Contract or Company Real Estate Lease Document; (D) except as set forth in the agreements set forth on Schedule 4.06(a), are not subject to any preemptive right, right of first refusal, right of participation or similar right; and (E) other than as contemplated by Company Equity Awards, are fully vested. Set forth on Schedule 4.06(a) is a true, correct and complete list of each Company Stockholder or holder of other equity interests of the Company (other than Company Stock Options) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the Company Capitalization Measurement Time. Except as set forth on Schedule 4.06(a) or pursuant to the Company Stock Plans, as of the Company Capitalization Measurement Time there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding. The Company does not hold any shares of its capital stock in its treasury.

(b) As of the Company Capitalization Measurement Time, except for: (i) Company Equity Awards granted pursuant to the Company Stock Plans and set forth on Schedule 4.06(b); (ii) the Company Preferred Stock; and (iii) the Company Warrant, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts or Company Real Estate Lease Document to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(b), as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests, or other Contract or Company Real Estate Lease Document restricting any Person from purchasing, selling, pledging or otherwise disposing any equity interest of the Company. With respect to each Company Equity Award, Schedule 4.06(b) sets forth, as of the Company Capitalization Measurement Time, the Company Stock Plan under which such Company Equity Award was granted, the name of the holder of such Company Equity Award, the number of vested and unvested shares of Company Common Stock covered by such Company Equity Award, the date of grant, the cash exercise price or strike price per share of such Company Equity Award, the applicable expiration date, the vesting schedule and any vesting acceleration terms applicable to such Company Equity Award, the country of residence of the holder of such Company Equity Award and, with respect to Company Stock Options, whether such Company Stock Options are “incentive stock options” under Section 422 of the Code. Each Company Stock Plan and each Company Equity Award was duly approved by all necessary corporate action and in accordance with applicable Law. Each Company Stock Option was granted in accordance with the terms of the applicable Company Stock Plan and in compliance, in all material respects, with all applicable Laws. No Company Stock Option is subject to Section 409A of the Code and each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(c) All of the outstanding shares of capital stock or other equity interests of the Company’s Significant Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Law and other applicable Law; and (iii) were not issued in breach or violation of any preemptive rights or Contract or Company Real Estate Lease Document. As of the Company Capitalization Measurement Time, other than with respect to the Company Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts or Company Real Estate Lease Document to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Significant Subsidiaries is bound obligating such Significant Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Significant Subsidiaries. Other than with respect to the Company Equity Awards, as of the Company Capitalization Measurement Time, there are no outstanding contractual obligations of the Company’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Significant Subsidiaries. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.06(d), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries.

(e) The aggregate liquidation preference of, and the aggregate consideration due to, the Company Preferred Stock as of the Effective Time shall not exceed the Consideration Cap.

(f) The final Consideration Spreadsheet will, as of the Effective Time, be true and complete in all respects and the amounts set forth therein will be calculated pursuant to and in accordance with the applicable provisions of the Company Certificate of Incorporation, the Company Stock Plans, the Company Warrant and this Agreement. To the knowledge of the Company, as of the Effective Time, no Person not disclosed in the final Consideration Spreadsheet will be the record owner of, or have a right to acquire from the Company, any shares of capital stock of, or any other equity or ownership interests in, the Company or any of its Subsidiaries or any options in respect of the foregoing.

4.07 Financial Statements.

(a) Attached as Schedule 4.07(a) are (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 30, 2018 and December 29, 2019 and the related audited consolidated or combined income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows of the Company and its Subsidiaries for the 52-week fiscal periods ended December 31, 2017, December 30, 2018 and December 29, 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of June 28, 2020 and the unaudited condensed consolidated statements of operations, statements of comprehensive income (loss), cash flows and changes in equity of the Company and its Subsidiaries for the 26-week fiscal period ended June 28, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b) Except as set forth on Schedule 4.07(b), the Company has no material off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K).

(c) Since December 31, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since December 31, 2017, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

4.08 Undisclosed Liabilities.

(a) There is no liability, debt or obligation of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent or conditional liability) (each, a “Liability”) against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities: (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (ii) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business consistent with past practice; (iii) disclosed on Schedule 4.08(a); (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries has applied for or accepted (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (iii) any loan or funds from similar applicable Laws or programs enacted by any Governmental Authority in any state, local, or foreign jurisdictions (clauses “(i),” “(ii)” and “(iii),” collectively, “Stimulus Funds”).

4.09 Litigation and Proceedings. There are no pending or, to the knowledge of the Company, written threatened, Actions, (i) that involve (A) the Company or any of its Subsidiaries, (B) to the knowledge of the Company, any current or former employee, independent contractor, officer or director of the Company (in his or her capacity as such) or (C) any of the material assets owned or used by the Company or its Subsidiaries, in each case, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; or (ii) as of the date of this Agreement, that challenges, or that may reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with the Company’s ability to consummate the Transactions. To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any material Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any injunction binding upon the Company or its Subsidiaries, or any of the material assets owned or used by the Company or its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.10 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since December 31, 2017 have been, in compliance in all material respects with all applicable Laws.

Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of any violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2017, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Since December 31, 2017: (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, stockholder (other than Acquiror), manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries or any other third party, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Trade Control Law; (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Trade Control Laws or, to the Company’s knowledge, subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or Trade Control Laws; (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or Trade Control Laws; and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws or Trade Control Laws, in the case of clauses “(i)” and “(iii),” that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) None of the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, stockholder (other than Acquiror), manager, employee, agent or other Representative of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, is a Person that is the target of sanctions under any applicable Trade Control Laws.

4.11 Intellectual Property and Privacy.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list of all Company Registered Intellectual Property, which list identifies, for each item of Company Registered Intellectual Property, the record owner, the jurisdiction of registration or application, and all registration and application numbers. To the knowledge of the Company, all of the Company Registered Intellectual Property is valid, in full force and effect. None of the material Company Registered Intellectual Property has expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, and any other actions required to maintain the material Company Registered Intellectual Property, have been duly made or taken; to the knowledge of the Company, no interference, opposition, reissue, reexamination, or other proceeding is pending in which the scope, validity or enforceability of any material Company Registered Intellectual Property is being contested or challenged; and the Company has not received written notice that any material Company Registered Intellectual Property is invalid, unenforceable or being contested.

(b) Either the Company or one of its Subsidiaries is the sole and exclusive owner of, and possesses all right, title and interest in and to, the Company Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(c) Except as would not reasonably be expected to be material to the Company or the applicable Subsidiary whose business is allegedly infringing, misappropriating or violating, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party. There are no proceedings pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries by any third party claiming infringement, misappropriation or other violation of Intellectual Property. Except as set forth on Schedule 4.11(c) or as would not reasonably be expected to be material to the Company or the applicable Subsidiary whose business is allegedly infringing, misappropriating or violating, within the three years preceding the date of this Agreement, the conduct of the Company’s and its Subsidiaries’ business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(d) The Company and its Subsidiaries have a valid license to use or otherwise have the lawful right to use, all of the Company Intellectual Property as used in the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable efforts to maintain and protect each item of Company Intellectual Property that is material to their business.

(e) No director, officer or employee of the Company or any of its Subsidiaries has any direct ownership interest in any of the Company Intellectual Property. Employees and contractors of the Company and its Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries have assigned to the Company or its Subsidiary all of such employee’s or contractor’s rights in such Intellectual Property, and, without limiting the foregoing, all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned to the Company or its Subsidiary all of such employees’ or contractors’ rights in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or its Subsidiary).

(f) The Company and each of its Subsidiaries is in material compliance with the terms and conditions of all material licenses for Open Source Materials used by the Company or any of its Subsidiaries in any way.

(g) No Open Source Materials have been incorporated into, combined, made available, or distributed with, or used in the delivery or provision of any Owned Company Software in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, distribute, or otherwise make available such Owned Company Software in source code form; (ii) license such Owned Company Software for the purpose of making derivative works; (iii) license such Owned Company Software at no charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents.

(h) The IT Systems of the Company and its Subsidiaries operate and perform in all material respects as is necessary for the business of the Company and its Subsidiaries as currently conducted, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or Software. To the knowledge of the Company, there has been no material failure of such IT Systems in the past two years which has not been fully resolved. There have been no unauthorized intrusions, access to or breaches of such IT Systems. The Company and its Subsidiaries have in place adequate security controls and disaster recovery plans and procedures for such IT Systems. Such IT Systems provide the operations of the Company and its Subsidiaries, including the internet websites and mobile applications provided to the Company’s customers, with sufficient redundancy and speed to meet industry standards relating to high availability and the Company has no reason to believe that such IT Systems will not operate or will not continue to be accessible to end users on a high availability basis after the Closing Date.

(i) The Company and its Subsidiaries have a privacy policy (the “Company Privacy Policy”) regarding the collection and use of Personal Information, a true, correct and complete copy of which has been provided to Acquiror prior to the date hereof. Since December 31, 2017, the Company and its Subsidiaries have complied in all material respects with (i) all applicable Privacy Laws, (ii) the Company Privacy Policy, and (iii) all of the Company’s and its Subsidiaries’ contractual obligations with respect to Personal Information. The execution, delivery and performance of the Transactions do not violate the Company Privacy Policy as it currently exists and, upon Closing, Acquiror’s use of the Personal Information in the manner in which the Company and its Subsidiaries use the Personal Information immediately prior to Closing will not violate any Privacy Laws. Neither the Company nor any of its Subsidiaries sells or, since December 31, 2017, has sold (for monetary or other consideration) Personal Information.

(j) The Company and its Subsidiaries have commercially reasonable security measures in place designed to protect Personal Information stored in their IT Systems from loss, theft, misuse or unauthorized access, acquisition, interruption, alteration, modification, use, destruction, disclosure or other processing, or any other compromise of confidentiality, integrity, or availability of Personal Information (any such incident, a “Security Incident”). To the knowledge of the Company, since December 31, 2017, there have not been any Security Incidents or claims related to Security Incidents and there are no information security or other vulnerabilities that are reasonably likely to cause a Security Incident. No Actions are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to the collection, use, processing or storage of Personal Information.

(k) The data inventory/record of processing activities of Company Personal Information provided to Acquiror as of October 16, 2020 is true, correct and complete, including with respect to (i) the countries in which Company Personal Information is stored; and (ii) the third parties with whom the Company may share, disclose or otherwise make available the Company Personal Information, each as set out in Schedule 4.11(k). For the avoidance of doubt, all Company Personal Information is an asset that will be transferred as part of the Merger, as contemplated by section 1798.140(t)(2)(D) of the California Consumer Privacy Act.

4.12 Company Programs.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of: (i) all Company Programs that are owned in whole or in part by the Company or any of its Subsidiaries (each, an “Owned Program”); (ii) to the extent not constituting an Owned Program, the top ten revenue grossing Company Programs with respect to the gross revenue generated by the Company and its Subsidiaries in respect of such Company Program; (iii) all Company Programs in active development or production as of the date hereof.

(b) All Company Programs have been developed, produced and exploited in material compliance with: (i) all applicable Contracts; (ii) all applicable Laws; (iii) any applicable collective bargaining, union or guild agreement; (iv) the Communications Act; (v) as applicable, the Television Code of the National Association of Broadcasters; and (vi) any applicable standards or codes set forth by the Motion Picture Association or the Motion Picture Association of America.

(c) The Company and its Subsidiaries are in good standing and are not in default with all applicable union, guild or collective bargaining agreements, rules and regulations.

(d) Each Company Program is covered by adequate and customary insurance, in accordance with standard custom and practice in the entertainment industry, and the Company or its Subsidiary, as applicable, are a named insured under such policies.

4.13 Contracts; No Defaults.

(a) Schedule 4.13(a) contains a listing of all Contracts described in clauses “(i)” through “(xvii)” below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies, as amended and currently in effect, of the Contracts listed on Schedule 4.13(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (other than confidentiality and non-disclosure agreements, this Agreement and the ancillary agreements) to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound;

(ii) each employee collective bargaining Contract;

(iii) any Contract (other than those for Company Programs) pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $1,000,000 per year, (B) licenses to a third party to use Company Owned Intellectual Property or Owned Company Software (other than any non-

exclusive licenses granted to (1) customers in the ordinary course of business consistent with past practice or (2) suppliers or service providers in the ordinary course of business consistent with past practice to enable such suppliers or service providers to use or provide goods or perform services for the Company and its Subsidiaries) or (C) shares Personal Information with any third party for cloud storage and data hosting services;

(iv) any Contract relating to the Company Programs under which it would reasonably be expected that the Company or any of its Subsidiaries would make payments in excess of $1,000,000 per year or the remaining term of such Contract, or receive payments in excess of $2,000,000 per year or the remaining term of such Contract;

(v) any Contracts pursuant to which any third party has the right to resell or distribute to third parties products or services of the Company or its Subsidiaries;

(vi) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory, including any grant of exclusive rights, rights of first refusal or negotiation or similar rights;

(vii) any Contracts providing for “most favored customer” or similar terms that materially limit the Company’s or any of its Subsidiaries’ right to determine pricing for products or services;

(viii) any Contract under which the Company or its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness; or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business consistent with past practice), in each case of clauses “(A),” “(B)” and “(C),” in an amount in excess of $2,000,000 of committed credit;

(ix) any Contract relating to any agreement of indemnification not entered into in the ordinary course of business consistent with past practice;

(x) any Contract entered into in connection with the acquisition or disposition by the Company or its Subsidiaries since December 31, 2017 of any material assets or any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(xi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000 or, together with all related Contracts, in excess of $5,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practice and sales of obsolete equipment;

(xii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.13 and expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ending December 31, 2020 or any subsequent calendar year;

(xiii) any Contract with suppliers to the Company or any of its Subsidiaries for expenditures paid or payable by the Company or any of its Subsidiaries in excess of $5,000,000 in the calendar year ending December 31, 2020 or in any subsequent calendar year;

(xiv) any Contract between the Company or its Subsidiaries, on the one hand, and any of Company’s stockholders (other than Acquiror), on the other hand, that will not be terminated at or prior to the Closing that is the type that would be required to be disclosed under Item 404 of Regulation S-K;

(xv) any Contract providing for any change-in-control, retention, incentive payment or similar payment with any current or former employee, officer, director or independent contractor that will be triggered by the Transactions (either alone or in connection with the occurrence of any other event);

(xvi) any individual employment agreements that cannot be terminated at any time without severance or termination pay or upon notice of not more than 30 days with any employee that (A) holds a title of “senior director” (or equivalent) or above, or (B) has annual base salary or base compensation in excess of $200,000; and

(xvii) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.13(a), whether or not set forth on Schedule 4.13(a): (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since December 31, 2019, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of force majeure, material breach of or material default under any such Contract; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); (v) as of the date hereof, no Person is materially renegotiating, or has notified the Company in writing that it intends to change or renegotiate, any material amount paid or payable to the Company under any Contract, or other material term or provision of any such Contracts; and (vi) since December 31, 2019 through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.14 Company Benefit Plans.

(a) Schedule 4.14(a) sets forth a complete list of each material Company Benefit Plan.

(b) With respect to each Company Benefit Plan listed on Schedule 4.14(a), the Company has delivered or made available to Acquiror correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable: (i) the current plan document and any trust agreement or a written summary of the material terms of such plan to the extent not evidenced by a written plan document; (ii) the most recent summary plan description; (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable); (iv) the most recent actuarial valuation; (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority); (vi) all material non-routine filings and correspondence with any Governmental Authority received within the last three years; and (vii) all insurance contracts and material administrative agreements under which the Company has any ongoing obligation which implement each such Company Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions required to be made under the terms of any Company Benefit Plan as of the date this Agreement is made have been timely made or, if not yet due, have been properly reflected in the Company’s Financial Statements, and (iii) there are no pending or, to the Company’s knowledge, written threatened claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. The Company and each of the Company ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Health Insurance Portability and Accountability Act, as amended, and the regulations (including the proposed regulations) thereunder, (ii) the Patient Protection and Affordable Care Act of 2010, as amended, and (iii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state laws.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification; (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer; or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans. All matching contributions owed by the Company and its Subsidiaries under any Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code have been timely made or, if not yet due, have been properly reflected in the Company’s Financial Statements.

(e) Neither the Company, any of its Subsidiaries nor any of their respective Company ERISA Affiliates have sponsored, maintained, contributed to or were required to contribute to, at any point during the six year period prior to the date hereof, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or (ii) other than any Foreign Company Benefit Plan identified on Schedule 4.14(k), a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code, in each case, regardless of whether or not it is subject to Title IV of ERISA. For purposes of this Agreement, “Company ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary of the Company, is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened in writing.

(g) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will: (i) result in any payment (including severance, bonus or otherwise) or benefit becoming due to any current or former director, officer, employee or independent contractor of the Company or any its Subsidiaries; (ii) increase any compensation or benefits otherwise payable to any current or former director, officer, employee or independent contractor of the Company or any its Subsidiaries; or (iii) result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or independent contractor of the Company or its Subsidiaries to new payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates.

(h) No amount or benefit that will or could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness or otherwise) by any current or former employee, independent contractor officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code would be characterized or could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions (either alone or in combination with any other event).

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company

Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which have been subjected or should have been subject to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code. No Company Benefit Plan or other agreement or arrangement provides for the gross-up of any Person for any Taxes imposed by Section 4999 or 409A of the Code.

(j) No Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law.

(k) Each material Company Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each a “Foreign Company Benefit Plan”) is set forth on Schedule 4.14(k). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to each Foreign Company Benefit Plan, (i) such Foreign Company Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Company Benefit Plan’s governing documents, (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all contributions to such Foreign Company Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Financial Statements in accordance with the terms of the Foreign Company Benefit Plan and all applicable Laws, (iii) such Foreign Company Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Company Benefit Plan any required determinations, if any, that such Foreign Company Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Company Benefit Plan, and (iv) neither the execution and delivery of this Agreement, nor the consummation of the Transactions (either alone or in combination with another event) will create or otherwise result in any increased liability of the Company and its Subsidiaries with respect to such Foreign Company Benefit Plan. No Foreign Company Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP. Neither the Company nor any of its Subsidiaries is, or has at any time been, the employer or “connected with” or an “associate of” (as those terms are used in the Pensions Act 2004 of the United Kingdom) the employer of a United Kingdom defined benefit pension plan.

(l) Except as set forth on Schedule 4.14(l), neither the Company nor any of its Subsidiaries has: (i) taken any action since January 1, 2020 related to any workforce changes due to COVID-19 or COVID-19 Measures, or otherwise, whether directly or indirectly, including any actual or expected group terminations, layoffs, furloughs, shutdowns (whether voluntary or by applicable Law), reduced working schedules or any material changes to benefit or compensation programs, including material reductions in compensation, benefits or working schedules, or material changes to any Company Benefit Plan; (ii) claimed any Tax credits under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act or I.R.S. Notice 2020-65 or any similar applicable Law; or (iii) deferred any Taxes under Section 2302 under the CARES Act or any similar applicable Law, and, in each case, none of the foregoing actions are reasonably anticipated. Neither the Company nor any of its Subsidiaries is a party to any plan, program, arrangement or Contract with any employee currently on furlough, leave or other alternative work arrangement pursuant to which any employee’s continued employment or reinstatement (including any reinstatement of any reduction or change in compensation or benefits) is guaranteed.

4.15 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are being negotiated by the Company or its Subsidiaries; (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification; and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance; (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved; and (iii) since December 31, 2017, has not experienced any actual or, to the knowledge of the Company, written threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the knowledge of the Company, in the last three years, no written allegations of sexual or other unlawful harassment or discrimination have been made against (A) any officer of the Company or its Subsidiaries or (B) any employee of the Company or its Subsidiaries who (1) has a title of “senior director” (or equivalent) or above, or (2) has an annual base salary or base compensation of $200,000 or above, and (ii) there are no actions or any disputes pending or, to the Company’s knowledge, threatened in writing (A) between the Company or any of its Subsidiaries and any of their respective current or former officers, directors, employees or independent contractors or (B) by or before any Governmental Authority affecting the Company or any of its Subsidiaries concerning employment matters.

(f) To the knowledge of the Company, no employee of the Company or its Subsidiaries with an annual base salary or base compensation of greater than $200,000 or above is in any material respect in violation of any term of any employment agreement or restrictive covenant obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

(g) There has been no “mass layoff” or “plant closing” (as defined by the WARN Act or any similar foreign, state, provincial or local Laws) (determined without regard to whether the Company was eligible for an exception thereunder) or group termination or similar event with respect to the Company and its Subsidiaries within the six months prior to the date of this Agreement.

(h) Since December 31, 2017, no employee of the Company or its Subsidiaries has transferred into employment with his or her employer by means of a relevant transfer pursuant to the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, or domestic legislation implementing such directive into the national applicable Law of any country in the European Economic Area, as amended from time to time, or any legislation that is similar or has substantially the same effect in any country outside the European Economic Area.

4.16 Taxes.

(a) All Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) All amounts of Taxes shown as due on any Tax Return of the Company and its Subsidiaries and all other amounts of Taxes owed by the Company and its Subsidiaries have been timely paid and since the date of the most recent Financial Statements of the Company and its Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business consistent with past practice).

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Neither the Company nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes and there is not pending, or, to the Company’s knowledge, threatened in writing, any such audit, administrative or judicial proceeding. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any amount of material Taxes. No written claim or, to the Company’s knowledge, no claim other than in writing, has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (nor any predecessors thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (vi) application of Sections 951, 951A or 965 of the Code (or any similar provision of Tax Law).

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries): (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law); (ii) as a transferee or successor; or (iii) by Contract or Company Real Estate Lease Document.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l) Neither the Company nor any of its Subsidiaries is, and has not been at any time during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all respects, including the execution and maintenance of contemporaneous documentation and substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(n) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) Neither the Company nor its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.

(p) The Company has not made an election under Section 965(h) of the Code.

(q) Other than the representations and warranties set forth in Section 4.14, this Section 4.16 contains the exclusive representations and warranties of the Company with respect to Tax matters.

4.17 Brokers’ Fees. Except as described on Schedule 4.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.18 Insurance. Schedule 4.18 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance, including all material self-insurance programs and arrangements, held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement, and as to occurrence-based general liability/excess insurance for the three years preceding the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. Such insurance policies provide insurance in such amounts and against such risks as the Company or its Subsidiaries have reasonably determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. With respect to each such insurance policy required to be listed on Schedule 4.18, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable by the Company or its Subsidiaries in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened in writing; (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals and (e) there are no material outstanding claims as to which coverage has been denied or as to which the insurance company has reserved rights to deny coverage.

4.19 Company Real Property; Assets.

(a) Schedule 4.19(a) sets forth the address and description of each parcel of real property owned by the Company or its Subsidiaries (the “Company Owned Real Property”). Except as set forth on Schedule 4.19(a), with respect to each Company Owned Real Property: (i) the Company or its applicable Subsidiary has good and marketable fee simple title or local equivalent to such Company Owned Real Property, free and clear of all Liens and encumbrances, other than Permitted Liens; (ii) neither the Company nor its applicable Subsidiary has entered into any leases or otherwise granted to any Person any material right to use or occupy such Company Owned Real Property or any portion thereof; and (iii) other than the right of Acquiror pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase such Company Owned Real Property or any portion thereof or interest therein.

(b) (i) Schedule 4.19(b)(i) contains a true, correct and complete description of all Company Leased Real Property for which the Company or any of its Subsidiaries is required to make aggregate payments in excess of $500,000 annually (the “Company Scheduled Leased Real Property”), in each case pursuant to those leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto, in each case, that are material) for such Company Scheduled Leased Real Property to which the Company or its Subsidiaries is a party (collectively, the “Company Scheduled Real Estate Lease Documents”). The Company has made available to Acquiror true, correct and complete copies of the Company Scheduled Real Estate Lease Documents, and such deliverables comprise all material Company Real Estate Lease Documents relating to the Company’s and its Subsidiaries’ interests in the Company Scheduled Leased Real Property. (ii) Except as set forth on Schedule 4.19(b)(ii), neither the Company nor any of its Subsidiaries holds any easement interests that are material and/or reasonably necessary to conduct the business of the Company and its Subsidiaries in substantially the same manner as currently conducted.

(c) Except as set forth on Schedule 4.19(c), each lease, sublease, license and occupancy agreement (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto, in each case, that are material) for Company Leased Real Property to which the Company or its Subsidiaries is a party (collectively, the “Company Real Estate Lease Documents”) (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Company Real Estate Lease Document is in full force and effect and (ii) covers the entire estate it purports to cover and, subject to securing those certain consents or approvals, if any, set forth on Schedule 4.19(c)(ii) which are required to be obtained under the Company Real Estate Lease Documents from those certain landlords, lenders to landlords or other third parties (as applicable) identified on such Schedule 4.19(c)(ii), in connection with the execution and delivery of this Agreement by the Company, upon the consummation of the Transactions, Acquiror or its Subsidiaries (including Company and its Subsidiaries) will be entitled to use and occupy the Company Leased Real Property in accordance with the terms of the applicable Company Real Estate Lease Documents in effect with respect to such Company Leased Real Property, in all material respects, for the purpose for which each Company Real Property is currently used by the Company or its Subsidiaries. No Company Scheduled Real Estate Lease Document has been amended or modified in any material respect, except as reflected in the Company Scheduled Real Estate Lease Documents made available to Acquiror.

(d) Except as set forth on Schedule 4.19(d), no default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Company Real Estate Lease Documents which would (x) materially affect the ability of the Company or its Subsidiaries to use any Company Real Property for the purpose for which such Company Real Property is currently used by the Company or its Subsidiaries or (y) cause the Company or its Subsidiaries, taken as a whole, to incur any material liability. Except as set forth on Schedule 4.19(d), neither the Company nor its Subsidiaries has received written notice of default or breach under any Company Real Estate Lease Document which has not been cured and which (1) would materially affect the ability of the Company or its Subsidiaries to use any Company Real Property for the purpose for which such Company Real Property is currently used by the Company or its Subsidiaries, or (2) cause the Company or its Subsidiaries, taken as a whole, to incur any material liability. Except as set forth on Schedule 4.19(d), no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Company Real Estate Lease Document by the Company or its Subsidiaries or, to the knowledge of the Company, by the other parties thereto which would (A) materially affect the ability of the Company or its Subsidiaries to use any Company Real Property for the purpose for which such Company Real Property is currently used by the Company or its Subsidiaries, or (B) cause the Company or its Subsidiaries, taken as a whole, to incur any material liability. Except as set forth on Schedule 4.19(d), neither the Company nor its Subsidiaries has subleased or otherwise granted any Person that is not an Affiliate of the Company the right to use or occupy any Company Real Property or any portion thereof which is still in effect. Except as set forth on Schedule 4.19(d), neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest to the Company Leased Real Property or any interest therein which is still in effect. The Company or its Subsidiaries has a good and valid leasehold interest to each Company Leased Real Property, free and clear of all Liens and encumbrances, other than Permitted Liens.

(e) Except as set forth on Schedule 4.19(e), neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Company Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Company Leased Real Property.

(f) The interests of the Company and its Subsidiaries in the Company Real Property constitute the material real property rights or interests reasonably necessary to conduct the business of the Company and its Subsidiaries in substantially the same manner as currently conducted.

4.20 Environmental Matters. Except as disclosed on Schedule 4.20:

(a) the Company and its Subsidiaries are and, during the last three years, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required under Environmental Laws;

(b) there has been no material release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Company Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Company Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability pursuant to Environmental Law;

(c) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or any material investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) there is no material Action pending or, to the knowledge of the Company, threatened in writing and, to the knowledge of the Company, no investigation is pending or threatened in writing with respect to the Company’s or its Subsidiaries’ material non-compliance with or material liability under Environmental Law;

(e) other than as contemplated by the Company Real Estate Lease Documents set forth on Schedule 4.19(b), neither the Company nor any of its Subsidiaries has assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials; and

(f) to the knowledge of the Company, the Company has made available to Acquiror all environmental reports (including any Phase One or Phase Two environmental site assessments) relating to the Company Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable, to the extent such reports are in its possession, custody or control and identify conditions that would, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

4.21 Absence of Changes.

(a) Since December 31, 2019 through the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(b) From December 31, 2019 through the date of this Agreement, excluding any actions, activities or conduct of the Company or any of its Subsidiaries taken reasonably and in good faith to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 (including any COVID-19 Measures), the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, and (ii) have not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.22 Affiliate Agreements. Except as set forth on Schedule 4.22 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former executive officer or director of any of the Company or its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, in each case, that is the type that would be required to be disclosed under Item 404 of Regulation S-K (each of the foregoing, a “Company Affiliate Agreement”).

4.23 Internal Controls. The Company keeps accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

4.24 Permits. Except as set forth on Schedule 4.24, each of the Company and its Subsidiaries has all material Permits (the “Company Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.24, and as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each Company Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Company Material Permit has been received by the Company or its Subsidiaries; (c) to the knowledge of the Company, none of such Company Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business consistent with past practice upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of the Company, threatened in writing, that seek the revocation, cancellation, limitation, restriction or termination of any Company Material Permit; and (e) each of the Company and its Subsidiaries is in material compliance with all Company Material Permits applicable to the Company or its Subsidiaries.

4.25 Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.25, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by the Company, or by any other Person acting on behalf of the Company, for use therein.

4.26 No Additional Representations and Warranties; Non-Reliance. The Company acknowledges that, except for the representations and warranties set forth in Article V (as modified by the Schedules), none of Acquiror, Merger Sub, any other Subsidiary of Acquiror nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or any of its Subsidiaries, including Merger Sub with respect to the Transactions, and the Company is not relying on any representations and warranties regarding Acquiror or its Subsidiaries, except for those set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement prepared in accordance with Section 11.09, or as disclosed in the Acquiror SEC Reports (excluding any disclosures in such Acquiror SEC Reports under the headings “Risk Factors” or “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) Acquiror has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Acquiror Organizational Documents previously made available by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is not in material breach or violation of any of the provisions of the Acquiror Organizational Documents.

(b) Acquiror is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c) Merger Sub has been duly incorporated, validly existing and in good standing under the Laws of State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is not in material breach or violation of any of the provisions of the organizational documents of Merger Sub.

5.02 Subsidiaries.

(a) The Significant Subsidiaries of Acquiror as of the date hereof, together with their jurisdiction of incorporation or organization, are set forth on Schedule 5.02(a), including, as of such date, a description of the capitalization of each such Significant Subsidiary and the names of the record owners of all securities and other equity interests in each such Significant Subsidiary. Schedule 5.02(a) also sets forth, for each Subsidiary of Acquiror that is not, directly or indirectly, wholly-owned by Acquiror, the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof, and the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Acquiror. Each Subsidiary of Acquiror has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. Each Subsidiary of Acquiror is duly licensed or qualified and in good standing in its jurisdiction of organization and as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. Complete and correct copies of the principal organizational documents of each Significant Subsidiary listed on Schedule 5.02(a), as amended and currently in effect, have been made available to the Company. No Subsidiary of Acquiror is in material violation of any of the provisions of its organizational documents.

(b) As of the date hereof, except for Acquiror’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither Acquiror nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.03 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.05), upon receipt of the Acquiror Requisite Approval, to perform its respective obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such ancillary agreements by each of Acquiror and Merger Sub and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the Acquiror Board and the Merger Sub Board, and upon receipt of the Acquiror Requisite Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. Acquiror, as the sole stockholder of Merger Sub, substantially concurrently with the execution and delivery of this Agreement (but deemed to occur a moment thereafter), has adopted this Agreement and approved the Transactions. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of holders of a majority of the shares of Acquiror Common Stock having voting power present in person or represented by proxy at the Special Meeting shall be required to approve the Transaction Proposal (such approval of the Acquiror Stockholders, the “Acquiror Requisite Approval”), assuming a quorum is present, is the only vote of any of Acquiror’s capital stock required in connection with the entry into this Agreement by Acquiror and the consummation of the Transactions, including the Closing (the approval by Acquiror Stockholders of the foregoing, together with the Acquiror Requisite Approval, the “Acquiror Stockholder Approval”).

(c) (i) At a meeting duly called and held on or prior to the date hereof, the Acquiror Board unanimously: (A) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Acquiror and the Acquiror Stockholders; (B) approved the Transactions and (C) recommended to the Acquiror Stockholders the approval of each of the Proposals. (ii) At a meeting duly called and held or by unanimous written consent on or prior to the date hereof, the Merger Sub Board unanimously: (A) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Merger Sub and Acquiror (as sole stockholder of Merger Sub); (B) approved this Agreement and (C) recommended to Acquiror (as the sole stockholder of Merger Sub) the adoption by Acquiror of this Agreement and approval of the Transactions.

(d) The approval of Acquiror, as the sole stockholder of Merger Sub, is the only vote of holders of any class or series of capital stock of Merger Sub required in connection with the adoption of this Agreement and the consummation of the Transactions, including the Closing.

5.04 No Conflict.

(a) The execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by Acquiror and Merger Sub, as applicable, and, in the case of Acquiror, upon receipt of the Acquiror Requisite Approval and the approvals described in Section 5.05, the consummation of the Transactions do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub; (b) conflict with or result in any violation of, or give any Governmental Authority or, to the knowledge of Acquiror, any other Person, the right to challenge this Agreement or the Transactions or to exercise any remedy or obtain relief under, any provision of any Law, Permit or Governmental Order applicable to Acquiror, its Subsidiaries or Merger Sub or any of their respective properties or assets; (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in any material payment, rebate, chargeback, penalty or change in delivery schedule under, or require any consent under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 5.11, whether or not set forth on Schedule 5.11, or any

Acquiror Real Estate Lease Document or Contract relating to any Acquiror Owned Real Property to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of Acquiror or Merger Sub or any of their respective Subsidiaries, except (in the case of clauses “(b),” “(c)” or “(d)” above) for such violations, conflicts, breaches, losses or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole.

(b) The Acquiror Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and any ancillary agreements and to the consummation of the Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any ancillary agreements or any of the Transactions.

5.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law; (b) Securities Laws and listing requirements of the NYSE; (c) the filing and effectiveness of the Certificate of Merger; (d) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole.

5.06 Capitalization.

(a) As of the 5:00 p.m. Central Time on the day prior to the date hereof (the “Acquiror Capitalization Measurement Time”), the authorized capital stock of Acquiror consists of: (i) 240,000,000 shares of Acquiror Common Stock, 95,648,648 of which are issued (of which 94,179,547 are issued and outstanding and 1,469,101 are held in treasury); and (ii) 3,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Preferred Stock: (A) have been duly authorized and validly issued and are fully paid and nonassessable; (B) were issued in compliance in all material respects with applicable Securities Law and other applicable Law; (C) were not issued in breach or violation of any preemptive rights or Contract; and (D) are not subject to any preemptive right, right of first refusal, right of participation or similar right. As of the Acquiror Capitalization Measurement Time, an aggregate of 9,107,827 shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror Equity Awards not yet granted under the Acquiror Equity Plans. As of the Acquiror Capitalization Measurement Time, 614,897 shares of Acquiror Common Stock were reserved for issuance pursuant to outstanding Acquiror Stock Options, 936,795 shares of Acquiror Common Stock were reserved for issuance pursuant to outstanding Acquiror RSUs and 1,656,831 shares of Acquiror Common Stock were reserved for issuance pursuant to outstanding Acquiror PSUs (assuming “target” performance). Except as provided in this Agreement, since June 30, 2020 and through the date hereof, no Acquiror Equity

Awards have been granted and no additional shares of Acquiror Common Stock have become subject to issuance under the Acquiror Equity Plans. All shares of Acquiror Common Stock subject to issuance under the Acquiror Equity Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized and validly issued, fully paid, and nonassessable.

(b) As of the Acquiror Capitalization Measurement Time, except for this Agreement and the Acquiror Equity Awards, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests, or other Contract restricting any Person from purchasing, selling, pledging or otherwise disposing any equity interest of Acquiror. Each Acquiror Stock Option was granted in accordance with the terms of the applicable Acquiror Equity Plan and in compliance, in all material respects, with all applicable Laws. No Acquiror Stock Option is subject to Section 409A of the Code and each Acquiror Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(c) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.00001 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d) All of the outstanding shares of capital stock or other equity interests of Acquiror’s Significant Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Law and other applicable Law; and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the Acquiror Capitalization Measurement Time, other than with respect to the Acquiror Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of Acquiror’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of Acquiror’s Significant Subsidiaries is a party or by which any of Acquiror’s Significant Subsidiaries is bound obligating such Significant Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror’s Significant Subsidiaries. Other than with respect to the Acquiror Equity Awards, as of the Acquiror Capitalization Measurement Time, there are no outstanding contractual obligations of Acquiror’s Significant

Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror’s Significant Subsidiaries. Except as set forth on Schedule 5.06(d), there are no outstanding bonds, debentures, notes or other indebtedness of Acquiror’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 5.06(d), Acquiror’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of Acquiror’s Subsidiaries.

(e) Acquiror is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 5.06(e), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of Acquiror’s Significant Subsidiaries.

(f) Subject to approval of the Transaction Proposal, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(g) Except as set forth in the Acquiror Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Acquiror is a party or by which Acquiror is bound with respect to any ownership interests of Acquiror.

(h) As of the date hereof, to Acquiror’s knowledge, Acquiror is the beneficial owner of the number of shares of Company Stock set forth on Schedule 5.06(h).

5.07 Undisclosed Liabilities.

(a) There is no Liability against Acquiror or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of Acquiror and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities: (i) reflected or reserved for on the audited financial statements and unaudited interim financial statements included in the Acquiror SEC Reports or disclosed in the notes thereto; (ii) that have arisen since the date of the most recent balance sheet included in the unaudited interim financial statements included in the Acquiror SEC Reports in the ordinary course of business consistent with past practice; (iii) disclosed on Schedule 5.07(a); (iv) arising under this Agreement and/or the performance by Acquiror of its obligations hereunder; or (v) that would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole.

(b) Neither Acquiror nor any of its Subsidiaries has applied for or accepted any Stimulus Funds.

5.08 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, written threatened, Actions, (i) that involve (A) Acquiror or any of its Subsidiaries, (B) to the knowledge of Acquiror, any current or former employee, independent contractor, officer or director of Acquiror (in his or her capacity as such) or (C) any of the material assets owned or used by Acquiror or its Subsidiaries, in each case, that would, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole; or (ii) as of the date of this Agreement, that challenges, or that may reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with each of Acquiror and Merger Sub’s ability to consummate the Transactions. To the knowledge of Acquiror, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened in writing, in each case regarding any accounting practices of Acquiror or any of its Subsidiaries or any malfeasance by any officer or director of Acquiror. Neither Acquiror nor its Subsidiaries or any property, asset or business of Acquiror or its Subsidiaries is subject to any material Governmental Order, or, to the knowledge of Acquiror, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any injunction binding upon Acquiror or its Subsidiaries, or any of the material assets owned or used by Acquiror or its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole.

5.09 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, Acquiror and its Subsidiaries are, and since December 31, 2017 have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of any violation of any applicable Law by Acquiror or its Subsidiaries at any time since December 31, 2017, which violation would, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole.

(b) Since December 31, 2017: (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent, representative or sales intermediary of Acquiror or its Subsidiaries or any other third party, in each case, acting on behalf of Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Trade Control Law; (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Trade Control Laws or, to Acquiror’s knowledge, subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or Trade Control Laws; (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or Trade Control Laws; and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws or Trade Control Laws, in the case of clauses “(i)” and “(iii),” that would, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole.

(c) None of Acquiror, its Subsidiaries, or to the knowledge of Acquiror, any officer, director, manager, employee, agent or other Representative of Acquiror or its Subsidiaries, in each case, acting on behalf of Acquiror or its Subsidiaries, is a Person that is the target of sanctions under any applicable Trade Control Laws.

5.10 Intellectual Property and Privacy.

(a) To the knowledge of Acquiror, all of the Acquiror Registered Intellectual Property is valid, in full force and effect. None of the material Acquiror Registered Intellectual Property has expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, and any other actions required to maintain the material Acquiror Registered Intellectual Property, have been duly made or taken; to the knowledge of Acquiror, no interference, opposition, reissue, reexamination, or other proceeding is pending in which the scope, validity or enforceability of any material Acquiror Registered Intellectual Property is being contested or challenged; and Acquiror has not received written notice that any material Acquiror Registered Intellectual Property is invalid, unenforceable or being contested.

(b) Either Acquiror or one of its Subsidiaries is the sole and exclusive owner of, and possesses all right, title and interest in and to the Acquiror Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(c) Except as would not reasonably be expected to be material to Acquiror or the applicable Subsidiary whose business is allegedly infringing, misappropriating or violating, the conduct of the business of Acquiror and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party. There are no proceedings pending or, to Acquiror’s knowledge, threatened in writing against Acquiror or any of its Subsidiaries by any third party claiming infringement, misappropriation or other violation of Intellectual Property. Except as would not reasonably be expected to be material to Acquiror or the applicable Subsidiary whose business is allegedly infringing, misappropriating or violating, within the three years preceding the date of this Agreement, the conduct of Acquiror’s and its Subsidiaries’ business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the knowledge of Acquiror, no third party is infringing, misappropriating or otherwise violating any Acquiror Owned Intellectual Property.

(d) Acquiror and its Subsidiaries have a valid license to use or otherwise have the lawful right to use, all of the Acquiror Intellectual Property as used in the conduct of the business of Acquiror and its Subsidiaries. Acquiror and its Subsidiaries have taken commercially reasonable efforts to maintain and protect each item of Acquiror Intellectual Property that is material to their business.

(e) No director, officer or employee of Acquiror or any of its Subsidiaries has any direct ownership interest in any of the Acquiror Intellectual Property. Employees and contractors of Acquiror and its Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for Acquiror or any of its Subsidiaries have assigned to Acquiror or its Subsidiary all of such employee’s or contractor’s rights in such Intellectual Property, and without limiting the foregoing all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned to Acquiror or its Subsidiary all of such employees’ or contractors’ rights in and to such Intellectual Property that did not vest automatically in Acquiror or its Subsidiary by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to Acquiror or its Subsidiary).

(f) Acquiror and each of its Subsidiaries is in material compliance with the terms and conditions of all material licenses for Open Source Materials used by Acquiror or any of its Subsidiaries in any way.

(g) No Open Source Materials have been incorporated into, combined, made available, or distributed with, or used in the delivery or provision of any Owned Acquiror Software in a manner that requires or obligates Acquiror or any of its Subsidiaries to: (i) disclose, distribute, or otherwise make available such Owned Acquiror Software in source code form; (ii) license such Owned Acquiror Software for the purpose of making derivative works; (iii) license such Owned Acquiror Software at no charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents.

(h) The IT Systems of Acquiror and its Subsidiaries operate and perform in all material respects as is necessary for the business of Acquiror and its Subsidiaries as currently conducted, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or Software. To the knowledge of Acquiror, there has been no material failure of such IT Systems in the past two years which has not been fully resolved. There have been no unauthorized intrusions, access to or breaches of such IT Systems. Acquiror and its Subsidiaries have in place adequate security controls and disaster recovery plans and procedures for such IT Systems. Such IT Systems provide the operations of Acquiror and its Subsidiaries, including the internet websites and mobile applications provided to Acquiror’s customers, with sufficient redundancy and speed to meet industry standards relating to high availability and Acquiror has no reason to believe that such IT Systems will not operate or will not continue to be accessible to end users on a high availability basis after the Closing Date.

(i) Acquiror and its Subsidiaries have a privacy policy (the “Acquiror Privacy Policy”) regarding the collection and use of Personal Information, a true, correct and complete copy of which has been provided to the Company prior to the date hereof. Since December 31, 2017, Acquiror and its Subsidiaries have complied in all material respects with (i) all applicable Privacy Laws, (ii) the Acquiror Privacy Policy, and (iii) all of Acquiror’s and its Subsidiaries’ contractual obligations with respect to Personal Information. The execution, delivery and performance of the Transactions do not violate the Acquiror Privacy Policy as it currently exists. Neither Acquiror nor any of its Subsidiaries sells or, since December 31, 2017, has sold (for monetary or other consideration) Personal Information.

(j) Acquiror and its Subsidiaries have commercially reasonable security measures in place designed to protect Personal Information stored in their IT Systems from any Security Incidents. To the knowledge of Acquiror, since December 31, 2017, there have not been any Security Incidents or claims related to Security Incidents and there are no information security or other vulnerabilities that are reasonably likely to cause a Security Incident. No

Actions are pending or, to the knowledge of Acquiror, threatened in writing against Acquiror or any of its Subsidiaries relating to the collection, use, processing or storage of Personal Information.

5.11 Contracts; No Defaults.

(a) Schedule 5.11(a) contains a listing of all Contracts described in clauses “(i)” through “(x)” below to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies, as amended and currently in effect, of the Contracts listed on Schedule 5.11(a) have been delivered to or made available to the Company or its agents or representatives.

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (other than confidentiality and non-disclosure agreements, this Agreement and the ancillary agreements) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound;

(ii) each employee collective bargaining Contract;

(iii) any Contract pursuant to which Acquiror or any of its Subsidiaries (A) licenses from a third party Intellectual Property that is material to the business of Acquiror and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $1,000,000 per year, (B) licenses to a third party to use Acquiror Owned Intellectual Property or Owned Acquiror Software (other than any non-exclusive licenses granted to (1) customers in the ordinary course of business consistent with past practice or (2) suppliers or service providers in the ordinary course of business consistent with past practice to enable such suppliers or service providers to use or provide goods or perform services for Acquiror and its Subsidiaries) or (C) shares Personal Information with any third party for cloud storage and data hosting services;

(iv) any Contract which restricts in any material respect or contains any material limitations on the ability of Acquiror or its Subsidiaries to compete in any line of business or in any geographic territory, including any grant of exclusive rights, rights of first refusal or negotiation or similar rights;

(v) any Contracts providing for “most favored customer” or similar terms that materially limit Acquiror’s or any of its Subsidiaries’ right to determine pricing for products or services;

(vi) any Contract under which Acquiror or its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness; or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business consistent with past practice), in each case of clauses “(A),” “(B)” and “(C),” in an amount in excess of $2,000,000 of committed credit;

(vii) any Contract entered into in connection with the acquisition or disposition by Acquiror or its Subsidiaries since December 31, 2017 of any material assets or any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(viii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.11 and expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ending December 31, 2020 or any subsequent calendar year;

(ix) any Contract between Acquiror or its Subsidiaries, on the one hand, and any of the Acquiror Stockholders, on the other hand that is the type that would be required to be disclosed under Item 404 of Regulation S-K; and

(x) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of Acquiror and its Subsidiaries, taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.11(a), whether or not set forth on Schedule 5.11(a): (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since December 31, 2019, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of force majeure, material breach of or material default under any such Contract; (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both); (v) as of the date hereof, no Person is materially renegotiating, or has notified Acquiror in writing that it intends to change or renegotiate, any material amount paid or payable to Acquiror under any Contract, or other material term or provision of any such Contracts; and (vi) since December 31, 2019 through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.12 Acquiror Benefit Plans.

(a) Schedule 5.12(a) sets forth a complete list of each material Acquiror Benefit Plan.

(b) With respect to each Acquiror Benefit Plan listed on Schedule 5.12(a), Acquiror has delivered or made available to the Company correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable: (i) the current plan document and any trust agreement or a written summary of the material terms of such plan to the extent not evidenced by a written plan document; (ii) the most recent summary plan description; (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable); (iv) the most recent actuarial valuation; (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority); and (vi) all material non-routine filings and correspondence with any Governmental Authority received within the last three years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, (i) each Acquiror Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions required to be made under the terms of any Acquiror Benefit Plan as of the date this Agreement is made have been timely made or, if not yet due, have been properly reflected in Acquiror’s financial statements, and (iii) there are no pending or, to Acquiror’s knowledge, written threatened claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Benefit Plans or any trusts related thereto.

(d) Each Acquiror Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification; (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer; or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of Acquiror, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Neither Acquiror, any of its Subsidiaries nor any of their respective Acquiror ERISA Affiliates have sponsored, maintained, contributed to or were required to contribute to, at any point during the six year period prior to the date hereof, (i) a Multiemployer Plan or (ii) other than any Foreign Acquiror Benefit Plan, a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code, in each case, regardless of whether or not it is subject to Title IV of ERISA. For purposes of this Agreement, “Acquiror ERISA Affiliate” means any entity (whether or not incorporated) other than Acquiror or a Subsidiary of Acquiror that, together with Acquiror or any Subsidiary of Acquiror, is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, with respect to the Acquiror Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of Acquiror, threatened in writing.

(g) Neither the execution and delivery of this Agreement by Acquiror nor the consummation of the Transactions (either alone or in combination with another event) will: (i) result in any payment (including severance, bonus or otherwise) or benefit becoming due to any current or former director, officer, employee or independent contractor of Acquiror or any its Subsidiaries; (ii) increase any compensation or benefits otherwise payable to any current or former director, officer, employee or independent contractor of Acquiror or any its Subsidiaries; or (iii) result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or independent contractor of Acquiror or its Subsidiaries to material payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from Acquiror or any of its Subsidiaries or Affiliates.

(h) No amount or benefit that will or could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness or otherwise) by any current or former employee, independent contractor, officer or director of Acquiror or any Subsidiary of Acquiror who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions (either alone or in combination with any other event).

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, each Acquiror Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, no Acquiror Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of Acquiror or its Subsidiaries any compensation or benefits which have been subjected or should have been subject to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code. No Acquiror Benefit Plan or other agreement or arrangement provides for the gross-up of any Person for any Taxes imposed by Section 4999 or 409A of the Code.

(j) No Acquiror Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Acquiror or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law.

(k) Each material Acquiror Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of Acquiror or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each a “Foreign Acquiror Benefit Plan”) is set forth on Schedule 5.12(k). Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, with respect to each Foreign Acquiror Benefit Plan, (i) such Foreign Acquiror Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Acquiror Benefit Plan’s governing documents, (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all contributions to such Foreign Acquiror Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on Acquiror’s financial statements in accordance with the terms of the Foreign Acquiror Benefit Plan and all applicable Laws, (iii) such Foreign Acquiror Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Acquiror Benefit Plan any required determinations, if any, that such Foreign Acquiror Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Acquiror Benefit Plan, and (iv) neither the execution and delivery of this Agreement, nor the consummation of the Transactions (either alone or in combination with another event) will create or otherwise result in any increased liability of Acquiror and its Subsidiaries with respect to such Foreign Acquiror Benefit Plan. No Foreign Acquiror Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP. Neither Acquiror nor any of its Subsidiaries is, or has at any time been, the employer or “connected with” or an “associate of” (as those terms are used in the Pensions Act 2004 of the United Kingdom) the employer of a United Kingdom defined benefit pension plan.

(l) Except as set forth on Schedule 5.12(l), neither Acquiror nor any of its Subsidiaries has: (i) taken any action since January 1, 2020 related to any workforce changes due to COVID-19 or COVID-19 Measures, or otherwise, whether directly or indirectly, including any actual or expected group terminations, layoffs, furloughs, shutdowns (whether voluntary or by applicable Law), reduced working schedules or any material changes to benefit or compensation programs, including material reductions in compensation, benefits or working schedules, or material changes to any Acquiror Benefit Plan; (ii) claimed any Tax credits under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act or I.R.S. Notice 2020-65 or any similar applicable Law; or (iii) deferred any Taxes under Section 2302 under the CARES Act or any similar applicable Law, and, in each case, none of the foregoing actions are reasonably anticipated.

5.13 Labor Matters.

(a) (i) Neither Acquiror nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are being negotiated by Acquiror or its Subsidiaries; (ii) no labor union or organization, works council or group of employees of Acquiror or its Subsidiaries has made a pending written demand for recognition or certification; and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of Acquiror, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, each of Acquiror and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance; (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved; and (iii) since December 31, 2017, has not experienced any actual or, to the knowledge of Acquiror, written threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting Acquiror or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, Acquiror and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, all individuals who perform or have performed services for Acquiror or any of its Subsidiaries have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Acquiror Benefit Plan, and neither Acquiror nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, (i) to the knowledge of Acquiror, in the last three years, no written allegations of sexual or other unlawful harassment or discrimination have been made against (A) any officer of Acquiror or its Subsidiaries or (B) any employee of Acquiror or its Subsidiaries who (1) has a title of “senior director” (or equivalent) or above, or (2) has an annual base salary or base compensation of $200,000 or above, and (ii) there are no actions or any disputes pending or, to Acquiror’s knowledge, threatened in writing (A) between Acquiror or any of its Subsidiaries and any of their respective current or former officers, directors, employees or independent contractors or (B) by or before any Governmental Authority affecting Acquiror or any of its Subsidiaries concerning employment matters.

(f) To the knowledge of Acquiror, no employee of Acquiror or its Subsidiaries with an annual base salary or base compensation of greater than $200,000 or above is in any material respect in violation of any term of any employment agreement or restrictive covenant obligation: (i) to Acquiror or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Acquiror or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

(g) There has been no “mass layoff” or “plant closing” (as defined by the WARN Act or any similar foreign, state, provincial or local Laws) (determined without regard to whether Acquiror was eligible for an exception thereunder) or group termination or similar event with respect to Acquiror and its Subsidiaries within the six months prior to the date of this Agreement.

(h) Since December 31, 2017, no employee of Acquiror or its Subsidiaries has transferred into employment with his or her employer by means of a relevant transfer pursuant to the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, or domestic legislation implementing such directive into the national applicable Law of any country in the European Economic Area, as amended from time to time, or any legislation that is similar or has substantially the same effect in any country outside the European Economic Area.

5.14 Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) All amounts of Taxes shown as due on any material Tax Return of Acquiror and its Subsidiaries and all other amounts of Taxes owed by Acquiror and its Subsidiaries have been timely paid and since the date of the most recent Financial Statements of Acquiror and its Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business consistent with past practice).

(c) Each of Acquiror and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Neither Acquiror nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes and there is not pending, or, to Acquiror’s knowledge, threatened in writing, any such audit, administrative or judicial proceeding. Neither Acquiror nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any amount of material Taxes. No written claim or, to Acquiror’s knowledge, no claim other than in writing, has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror or its Subsidiaries, and no request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor its Subsidiaries (nor any predecessors thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(f) Neither Acquiror nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither Acquiror nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (vi) application of Sections 951, 951A or 965 of the Code (or any similar provision of Tax Law).

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(i) Neither Acquiror nor its Subsidiaries has any liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by Contract or any Acquiror Real Estate Lease Document.

(j) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither Acquiror nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l) Neither Acquiror nor any of its Subsidiaries is, and has not been at any time during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Each of Acquiror and its Subsidiaries is in compliance in all material respects with applicable United States and foreign transfer pricing Laws and regulations in all respects, including the execution and maintenance of contemporaneous documentation and substantiating the transfer pricing practices and methodology of each of Acquiror and its Subsidiaries.

(n) To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) Neither Acquiror nor its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of Acquiror or any of its Subsidiaries following the Closing.

(p) Acquiror has not made an election under Section 965(h) of the Code.

(q) Other than the representations and warranties set forth in Section 5.12, this Section 5.14 contains the exclusive representations and warranties of Acquiror with respect to Tax matters.

5.15 Brokers’ Fees. Except as described on Schedule 5.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror, its Subsidiaries or any of their Affiliates for which Acquiror or any of its Subsidiaries has any obligation.

5.16 Insurance. Schedule 5.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance, including all material self-insurance programs and arrangements, held by, or for the benefit of, Acquiror or its Subsidiaries as of the date of this Agreement, and as to occurrence-based general liability/excess insurance for the three years preceding the date of this Agreement. Such insurance policies provide insurance in such amounts and against such risks as Acquiror or its Subsidiaries have reasonably determined to be prudent, taking into account the industries in which Acquiror and its Subsidiaries operate, and as is sufficient to comply with applicable Law. With respect to each such insurance policy required to be listed on Schedule 5.16, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable by Acquiror or its Subsidiaries in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither Acquiror nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of Acquiror, no such action has been threatened in writing; (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals and (e) there are no material outstanding claims as to which coverage has been denied or as to which the insurance company has reserved rights to deny coverage.

5.17 Acquiror Real Property; Assets.

(a) Except as set forth on Schedule 5.17(a),with respect to each parcel of real property owned by Acquiror or its Subsidiaries (the “Acquiror Owned Real Property”): (i) Acquiror or its applicable Subsidiary has good and marketable fee simple title or local equivalent to such Acquiror Owned Real Property, free and clear of all Liens and encumbrances, other than Permitted Liens; (ii) neither Acquiror nor its applicable Subsidiary has entered into any leases or otherwise granted to any Person any material right to use or occupy such Acquiror Owned Real Property or any portion thereof; and (iii) other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase such Acquiror Owned Real Property or any portion thereof or interest therein.

(b) Except as set forth on Schedule 5.17(b), each lease, sublease, license, and occupancy agreement (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto, in each case, that are material) for Acquiror Leased Real Property to which Acquiror or its Subsidiaries is a party (collectively, the “Acquiror Real Estate Lease Documents”): (i) is a legal, valid, binding and enforceable obligation of Acquiror or its Subsidiaries and, to the knowledge of Acquiror, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Acquiror Real Estate Lease Document is in full force and effect; and (ii) covers the entire estate it purports to cover and, subject to securing those certain consents or approvals, if any, set forth on Schedule 5.17(b)(iii) which are required to be obtained under the Acquiror Real Estate Lease Documents from those certain landlords, lenders to landlords or other third parties (as applicable) identified on such Schedule 5.17(b)(iii) (except where the failure to obtain the same would not, individually or in the aggregate, be material to Acquiror and its Subsidiaries, taken as a whole), in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub, upon the consummation of the Transactions, Acquiror or its Subsidiaries (including Company and its Subsidiaries) will be entitled to use and occupy the Acquiror Leased Real Property in accordance with the terms of the applicable Acquiror Real Estate Lease Documents in effect with respect to such Acquiror Leased Real Property, in all material respects, for the purpose for which each Acquiror Real Property is currently used by Acquiror or its Subsidiaries. Neither Acquiror nor any of its Subsidiaries holds any easement interests that are material and/or reasonably necessary to conduct the business of Acquiror and its Subsidiaries in substantially the same manner as currently conducted. No Acquiror Real Estate Lease Document with respect to which Acquiror or any of its Subsidiaries is required to make aggregate payments in excess of $500,000 annually has been amended or modified in any material respect, except as reflected in the Acquiror Real Estate Lease Documents.

(c) Except as set forth on Schedule 5.17(c), no default or breach by (i) Acquiror or its Subsidiaries or (ii) to the knowledge of Acquiror, any other parties thereto, as applicable, presently exists under any Acquiror Real Estate Lease Documents which would (x) materially affect the ability of Acquiror or its Subsidiaries to use the Acquiror Real Property for the purpose for which each Acquiror Real Property is currently used by Acquiror or its Subsidiaries or (y) cause Acquiror or its Subsidiaries, taken as a whole, to incur any material liability. Except as set forth on Schedule 5.17(c), neither Acquiror nor its Subsidiaries has received written notice of default or breach under any Acquiror Real Estate Lease Document which has not been cured and which (1) would materially affect the ability of Acquiror or its Subsidiaries to use the Acquiror Real Property for the purpose for which each Acquiror Real Property is currently used by Acquiror or its Subsidiaries, or (2) cause Acquiror or its Subsidiaries, taken as a whole, to incur any material liability. Except as set forth on Schedule 5.17(c), no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Acquiror Real Estate Lease Document by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, by the other parties thereto which would (A) materially affect the ability of Acquiror or its Subsidiaries to use the Acquiror Real Property for the purpose for which each Acquiror Real Property is currently used by Acquiror or its Subsidiaries, or (B) cause Acquiror or its Subsidiaries, taken as a whole, to incur any material liability. Except as set forth on Schedule 5.17(c), neither Acquiror nor its Subsidiaries has subleased or otherwise granted any Person that is not an Affiliate of Acquiror the right to use or occupy any Acquiror Leased Real Property or any portion thereof which is still in effect. Except as set forth on Schedule 5.17(c), neither Acquiror nor its Subsidiaries has collaterally assigned or granted any other security interest to the Acquiror Leased Real Property or any interest therein which is still in effect. Acquiror or its Subsidiaries has a good and valid leasehold interest to each Acquiror Leased Real Property, free and clear of all Liens and encumbrances, other than Permitted Liens.

(d) Except as set forth on Schedule 5.17(d), neither Acquiror nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Acquiror Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Acquiror Leased Real Property.

5.18 Environmental Matters. Except as disclosed on Schedule 5.18:

(a) Acquiror and its Subsidiaries are and, during the last three years, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required under Environmental Laws;

(b) there has been no material release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Acquiror Real Property or in connection with Acquiror’s or its Subsidiaries’ operations off-site of the Acquiror Real Property or, to the knowledge of Acquiror, at, in, on or under any formerly owned or leased real property during the time that Acquiror owned or leased such property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability pursuant to Environmental Law;

(c) neither Acquiror nor its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by Acquiror or its Subsidiaries or any material investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) there is no material Action pending or, to the knowledge of Acquiror, threatened in writing and, to the knowledge of Acquiror, no investigation is pending or threatened in writing with respect to Acquiror’s or its Subsidiaries’ material non-compliance with or material liability under Environmental Law;

(e) other than as contemplated by the Acquiror Real Estate Lease Documents set forth on Schedule 5.18(e), neither Acquiror nor any of its Subsidiaries has assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials; and

(f) to the knowledge of Acquiror, Acquiror has made available to the Company all environmental reports (including any Phase One or Phase Two environmental site assessments) relating to the Acquiror Leased Real Property or any formerly owned or operated real property or any other location for which Acquiror may be liable, to the extent such reports are in its possession, custody or control and identify conditions that would, individually or in the aggregate, reasonably be expected to result in a material liability to Acquiror and its Subsidiaries, taken as a whole.

5.19 Absence of Changes.

(a) Since December 31, 2019 through the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) From December 31, 2019 through the date of this Agreement, excluding any actions, activities or conduct of Acquiror or any of its Subsidiaries taken reasonably and in good faith to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 (including any COVID-19 Measures), Acquiror and its Subsidiaries have, (i) in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, and (ii) have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date hereof.

5.20 Affiliate Agreements. Except as set forth on Schedule 5.20 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in Acquiror, none of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former executive officer or director of any of Acquiror or its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of Acquiror or its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, in each case, that is the type that would be required to be disclosed under Item 404 of Regulation S-K (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.21 Acquiror SEC Reports; Financial Statements; Internal Controls.

(a) Acquiror has filed or furnished, as applicable, in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 2017 (collectively, as they have been amended since the time of their filing or furnishing and including all exhibits thereto, the “Acquiror SEC Reports”), and will have filed or furnished, as applicable, all such registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished subsequent to the date of this Agreement through the Closing Date (the “Additional Acquiror SEC Reports”). All Acquiror SEC Reports, Additional Acquiror SEC Reports, any correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Acquiror) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing are, or will be, as applicable, available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Acquiror SEC Reports did not, and the Additional Acquiror SEC Reports will not, as of their respective dates, or, if amended or superseded by a subsequent filing prior to the date of this Agreement or, with respect to any Additional Acquiror SEC Reports, prior to the Closing Date, as of the date of the last such amendment or superseding filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports, and that will be included in the Additional Acquiror SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present, and will fairly present, as the case may be, (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Acquiror has no material off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K) that are not disclosed in the Acquiror SEC Reports.

(c) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15(d)-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(d) Acquiror keeps accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Acquiror maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror or (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror.

(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.22 Permits. Except as set forth on Schedule 5.22, each of Acquiror and its Subsidiaries has all material Permits (the “Acquiror Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, be material to Acquiror and its Subsidiaries, taken as a whole. Except as set forth on Schedule 5.22, and as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect: (a) each Acquiror Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Acquiror Material Permit has been received by Acquiror or its Subsidiaries; (c) to the knowledge of Acquiror, none of such Acquiror Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business consistent with past practice upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of Acquiror, threatened in writing, that seek the revocation, cancellation, limitation, restriction or termination of any Acquiror Material Permit; and (e) each of Acquiror and its Subsidiaries is in material compliance with all Acquiror Material Permits applicable to Acquiror or its Subsidiaries.

5.23 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will comply, in all material respects, as to form with the requirements of the Securities Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by the Company, or by any other Person acting on behalf of the Company specifically for inclusion in the Registration Statement.

5.24 NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ELY”. Acquiror is in compliance in all material respects with the rules of the NYSE. There is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act.

5.25 Backstop Commitment Letter. Acquiror has provided to the Company a true and complete copy of a fully executed commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the “Backstop Commitment Letter”), dated as of the date hereof, entered into by and among Acquiror and the lenders party thereto (the “Backstop Lenders”), pursuant to which the Backstop Lenders have agreed, on the terms and subject to the conditions set forth therein, to provide Acquiror with debt financing in the amounts set forth therein (the “Committed Backstop Financing”). The Backstop Commitment Letter has not been amended, restated or otherwise modified or waived by Acquiror prior to the date of this Agreement, and the commitments contained in the Backstop Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date hereof, the Backstop Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no conditions precedent to the funding by the Backstop Lenders of the full amount of the Committed Backstop Financing other than as expressly set forth in the Backstop Commitment Letter, and, as of the date hereof, there are no side letters or other contracts or arrangements related to the Committed Backstop Financing other than the Backstop Commitment Letter and one or more fee letters for the Committed Backstop Financing executed by Acquiror (true and complete copies of which have been provided by Acquiror to the Company; provided, that such fee letters may be redacted to remove fee amounts, the economic portion of any “market flex” provisions, pricing caps and other economic terms set forth therein, none of which affect the availability or net amount of the Committed Backstop Financing or require the Company or any of its Subsidiaries to take any action that would result in a breach of or default under the Existing Credit Agreement) (the “Backstop Fee Letters”). As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Acquiror under the Backstop Commitment Letter or, to the knowledge of Acquiror, any other party to the Backstop Commitment Letter, and (B) other than as a result of entry by Acquiror into the Credit Agreement Amendment in lieu of the Committed Backstop Financing, Acquiror does not have any reason to believe that any of the conditions to the Committed Backstop Financing to be satisfied or complied with by Acquiror or its Subsidiaries will not be satisfied, complied with or waived, or that the Committed Backstop Financing will not be available at the Closing. Acquiror has fully paid all commitment fees or other fees required to be paid by it prior to the date of this Agreement pursuant to the Backstop Commitment Letter or the Backstop Fee Letter.

5.26 No Additional Representations and Warranties; Non-Reliance. Each of Acquiror and Merger Sub acknowledges that, except for the representations and warranties set forth in Article IV (as modified by the Schedules), none of the Company, its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any of its Subsidiaries with respect to the Transactions, and Acquiror and Merger Sub are not relying on any representations and warranties regarding the Company or its Subsidiaries, except for those set forth in Article IV.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of the Company During the Interim Period. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (1) for the taking of a Company COVID-19 Response, (2) as set forth on Schedule 6.01, (3) as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (4) as may be required by Law: (i) use reasonable best efforts to conduct and operate its business in the ordinary course consistent with past practice; (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and use reasonable best efforts to maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries; (iii) use reasonable best efforts to keep available the services of their present officers and other key employees and consultants; and (iv) use reasonable best efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor. Without limiting the generality of the foregoing, except (w) for the taking of a Company COVID-19 Response, (x) as set forth on Schedule 6.01, (y) as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change, modify, amend or waive any provision of the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b) (i) make, declare, set aside or pay any dividend or distribution (whether in cash, stock or property) to the Company Stockholders in their capacities as stockholders; (ii) effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except in connection with the exercise (including the “net exercise” if permitted under the terms of the applicable agreement governing the Company Warrant or Company Stock Option as in effect on the date of this Agreement) of the Company Warrant, any Company Stock Option outstanding on the date of this Agreement or in connection with the Company Series H Preferred Offering, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (iv) except as required pursuant to the Company Stock Plans in effect on the date of this Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests (it being understood and agreed that this Section 6.01(b) shall not restrict any distribution by any Subsidiary of the Company to the Company or any other Subsidiary of the Company);

(c) enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.13(a) (or any Contract that if existing on the date hereof would have been required to be listed on Schedule 4.13(a)), any Company Real Estate Lease Documents (or any lease that if existing on the date hereof would have been a Company Real Estate Lease Document) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice and which agreements are valued not in excess of $500,000;

(d) sell, transfer, license, sublicense, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company (including the capital stock or other equity interests in any Subsidiary of the Company) and its Subsidiaries, taken as a whole (including Company Intellectual Property, Owned Company Software, Company Programs, Company Personal Information and Company Real Property), except: (i) for dispositions of obsolete or worthless assets or dispositions of any Company Personal Information as required under applicable Privacy Laws, the Company Privacy Policy, or any contractual obligations of the Company or any of its Subsidiaries with respect to Personal Information; (ii) for sales of inventory in the ordinary course of business consistent with past practice; or (iii) for sales, abandonment, lapses of assets or items or materials in an amount not in excess of $1,000,000 in the aggregate, other than: (A) Permitted Liens or (B) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries as a whole;

(e) except as otherwise required pursuant to any Company Benefit Plan in effect on the date of this Agreement or applicable Law, (i) grant any increase in compensation or benefits to any Company Restricted Individual; (ii) grant any increase in compensation or benefits to any Company Non-Restricted Individual, other than any increase in compensation or benefits of not more than 10% in the aggregate per Company Non-Restricted Individual (as compared to such individual’s compensation and employee benefits immediately prior to such increase) in the ordinary course of business consistent with past practice; (iii) adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which any of them are bound; (iv) grant or provide or enter into any agreement to grant or provide any retention, change in control, severance or termination payments or benefits, or any increase thereof, to any current or former director, employee or independent contractor of the Company or its Subsidiaries; (v) (A) hire any employee or engage any independent contractor who, upon such employment or engagement, would be a Company Restricted Individual, or (B) terminate (other than for cause) any employee of the Company or its Subsidiaries, other than, with respect to a Company Non-Restricted Individual, in the ordinary course of business; (vi) take any action that will result in the acceleration, vesting or creation of any right of any current or former director, officer, employee or independent contractor of the Company or its Subsidiaries under any of the Company Benefit Plans; (vii) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any current or former director, employee or independent contractor of the Company or its Subsidiaries; (viii) effectuate or provide notice of any plant closing, relocation of work or mass layoff that would require notice or incur any liability or obligation under the WARN Act or any other similar foreign, state or local Law; or (ix) take any action listed in Section 4.14(l); for purposes of this Section 6.01(e), “Company Restricted Individual” means any current or former director, employee or independent contractor of the Company or its Subsidiaries who (1) has a title of “senior director” (or equivalent) or above, or (2) has an annual base salary or base compensation of $200,000 or above, and “Company Non-Restricted Individual” means any current or former director, employee or independent contractor of the Company or its Subsidiaries who is not a Company Restricted Individual;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or enter into any agreements to take any of the foregoing actions; (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions); or (iii) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against it under any similar Law;

(g) except in accordance with the Company’s capital expenditure budget provided to Acquiror prior to the date hereof and set forth on Schedule 6.01(g), make any capital expenditures (or commitment to make any capital expenditures), except for capital expenditures incurred in the ordinary course of business consistent with past practice that in the aggregate do not exceed $2,000,000;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, agents or consultants) (other than intercompany loans, advances, capital contributions, investments or other intercompany distributions), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances for reimbursable employee expenses to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice; it being understood that guarantees expressly granted under the Existing Credit Agreement are not restricted by this Section 6.01(h);

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any closing agreement with a Governmental Authority with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority relating to any material Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of material Taxes;

(j) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(l) acquire any fee interest in real property;

(m) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(n) (i) commence any Action in which the amounts at issue exceed $250,000 individually or $500,000 in the aggregate (other than any Actions reasonably necessary to consummate the Company Series H Preferred Offering or any Actions to enforce its rights under this Agreement or any of the ancillary agreements) or (ii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any such claim, Action or liability, other than a compromise or settlement: (A) in the ordinary course of business consistent with past practice for amounts that do not exceed $250,000 individually and $500,000 in the aggregate or (B) with respect to any claim or Action, the monetary damages for which shall be covered in full by (subject to the applicable retention, which retention shall not exceed $250,000 individually and $500,000 in the aggregate) one or more of the Company’s insurance providers pursuant to an insurance policy held by, or for the benefit of, the Company or its Subsidiaries; provided that (1) neither the Company nor its Subsidiaries shall compromise or settle or agree to settle any such claim, Action or liability which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s or any of its Subsidiaries’ business and (2) any stockholder claim or litigation shall be resolved exclusively in accordance with Section 7.09;

(o) incur, borrow, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in connection with: (A) surety or similar bonds and, to the extent restricted hereby, guarantees provided by (or issued on behalf of) the Company or its Subsidiaries in connection with their development activities in the ordinary course of business consistent with past practice; and (B) borrowings, guarantees, letters of credit, other extensions of credit and other financial accommodations under the Existing Credit Agreement; provided, that in no event shall any such borrowing, extension of credit or other financial accommodation made after the date hereof be subject to any prepayment fee or penalty or similar arrangement (other than customary LIBOR “breakage” and similar amounts); provided, further, that in no event shall the Company apply for or accept any Stimulus Funds;

(p) (i) amend, restate or modify in a manner that is, in the good faith determination of the Company in consultation with Acquiror, adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness, or (ii) increase the Company’s availability under any such outstanding Indebtedness;

(q) enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement, or abandon or discontinue any existing line of business;

(r) make any change in financial accounting methods, principles or practices, except insofar as required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), or applicable Law;

(s) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties;

(t) voluntarily terminate or modify or waive any material right under any Company Material Permit; and

(u) enter into any agreement, or otherwise commit or authorize (whether in writing or not), to do any action prohibited under this Section 6.01.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company (other than to the extent such information is to be provided to Acquiror in accordance with the terms of this Agreement) or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror, its Affiliates and its and their Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, Company Real Estate Lease Documents, commitments, Tax Returns, records, commitments, analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company and its Subsidiaries, and shall furnish as promptly as practicable to Acquiror and/or its Representatives all financial and operating data and other information concerning the business, properties, Contracts, personnel and other affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request (including information for purposes of transition and integration planning and monthly and quarterly financial statements and other financial information prepared by the Company’s management if requested by Acquiror). The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply, including that the Company shall use its commercially reasonable efforts to obtain any required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit the maximum access or disclosure not in violation of such consent requirement. All information obtained by Acquiror, its Affiliates and its and their Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Notwithstanding anything to the contrary contained herein, no action taken in connection with or as a result of a COVID-19 Measure by the Company or any of its Subsidiaries shall be deemed to violate or breach this Section 6.02 in any way, provided that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access in a manner that does not jeopardize the health and safety of any employee or Representative of any party or any of their Affiliates.

6.03 Termination of Certain Agreements. Promptly following the execution and delivery of this Agreement, (a) each of Acquiror and the Company shall use reasonable best efforts to cause the Contracts listed on Schedule 6.03(a) to be terminated without any further force and effect, effective as of the Closing, without any cost or other liability or obligation to Acquiror, the Company, the Surviving Company or any of their respective Subsidiaries or any further obligations of any of the relevant parties thereunder following the Closing; and (b) the Company shall take all reasonable actions, with respect to the Contracts listed on Schedule 6.03(b), to (i) terminate such Contracts, without any further force and effect or (ii) satisfy and discharge all of the Company’s liabilities and obligations thereunder, in the case of either “(i)” or “(ii),” effective on or prior to the Closing, without any cost or other liability or obligation to Acquiror, the Company, the Surviving Company or any of their respective Subsidiaries (it being understood and agreed that it is not a condition to Closing under this Agreement that any such terminations or obligations in each of clauses “(a)” and “(b)” be obtained or satisfied).

6.04 Proxy Solicitation; Other Actions.

(a) The Company agrees to reasonably cooperate with Acquiror and provide, and instruct its Representatives to provide, Acquiror and its Representatives as promptly as practicable after the date hereof with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Acquiror to be included in the Registration Statement including audited financial statements, including consolidated balance sheets of the Company and its Subsidiaries as of December 30, 2018 and December 29, 2019 and consolidated statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries for the 52-week fiscal periods ended December 31, 2017, December 30, 2018 and December 29, 2019, in each case, prepared in accordance with GAAP and Regulation S-X, and audited in accordance with the standards of the PCAOB, and unaudited interim financial statements prepared in accordance with GAAP and Regulation S-X covering the applicable periods required to be included in the Registration Statement. Without limiting the foregoing, the Company shall use reasonable best efforts to cause the timely cooperation of its independent accounting firm in connection with the preparation and filing of the Registration Statement, including by instructing such accounting firm to provide a customary consent to the inclusion of such accounting firm’s reports of the financial statements in the Registration Statement and to the reference of such accounting firm as an “expert” therein. The Company shall reasonably cooperate in good faith with, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available during normal business hours and upon reasonable advanced notice to, Acquiror and its Representatives in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) The Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.05 Company Series H Preferred Offering. As promptly as practicable following the execution and delivery of this Agreement, the Company shall use reasonable best efforts to consummate the Company Series H Preferred Offering, including using reasonable best efforts to complete the rights offering to the Company Stockholders and the Backstop Closing, as contemplated by, and pursuant to the terms described in, the Company Series H Subscription Agreements.

6.06 Company Financing Cooperation.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use their respective reasonable best efforts to cause their respective Representatives to, provide such reasonable and customary cooperation that is reasonably requested by Acquiror, or as may be necessary for Acquiror to provide information regarding the Company and its Subsidiaries, in each case, to the extent necessary in connection with the transactions contemplated by the Credit Agreement Amendment and/or the Committed Backstop Financing, including providing the Required Information and assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Credit Agreement Amendment and/or Committed Backstop Financing, including customary authorization or reliance letters, in each case with respect to information relating to the Company and its Subsidiaries; provided, however, that (a) none of the Company, its Subsidiaries nor their respective officers, directors or employees shall be required to authorize, execute or enter into or perform any agreement with respect to the Credit Agreement Amendment and/or the Committed Backstop Financing (other than customary authorization or representation letters referenced above for purposes of effecting the cooperation envisioned hereunder); and (b) nothing in this Section 6.06 will require the Company (or its Subsidiaries) to take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company (or its Subsidiaries) or result in a breach or default under the Existing Credit Agreement. It is understood and agreed for the avoidance of doubt that the Company shall not have any obligations under this Section 6.06(a) after the date on which the Credit Agreement Amendment becomes effective.

(b) Notwithstanding anything to the contrary in this Agreement, if (i) the cooperation required to be provided under this Section 6.06 in connection with any debt financing other than the Committed Backstop Financing contemplated by the Backstop Commitment Letter on the date hereof is materially more onerous than what is required to be provided pursuant to this Section 6.06 with respect to the Committed Backstop Financing contemplated by the Backstop Commitment Letter on the date hereof (any such more onerous requirement, an “Incremental Debt Financing Cooperation Requirement”) and (ii) the Company reasonably refuses to satisfy any Incremental Debt Financing Cooperation Requirement, then such failure shall not be deemed to be a breach of this Section 6.06 for purposes of Article IX.

(c) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Credit Agreement Amendment and/or the Committed Backstop Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

6.07 Consideration Spreadsheet.

(a) The Company shall prepare and deliver to Acquiror in accordance with this Section 6.07, a spreadsheet (the “Consideration Spreadsheet”) which shall set forth all of the following information, as of immediately prior to the Effective Time:

(i) (A) the Aggregate Merger Consideration, (B) the Aggregate Common Stock Consideration, (C) the Aggregate Preferred Stock Consideration, (D) the Series A-1 Aggregate Consideration, (E) the Series A-2 Aggregate Consideration, (F) the Series B Aggregate Consideration, (G) the Series C-1 Aggregate Consideration, (H) the Series C-2 Aggregate Consideration, (I) the Series E Aggregate Consideration, (J) the Series F Aggregate Consideration and (K) the Series H Aggregate Consideration;

(ii) (A) the Per Share Common Stock Consideration, (B) the Cash Equivalent Per Share Common Stock Consideration, (C) the Company Equity Award Exchange Ratio, (D) the Series A-1 Per Share Consideration, (E) the Series A-2 Per Share Consideration, (F) the Series B Per Share Consideration, (G) the Series C-1 Per Share Consideration, (H) the Series C-1 Per Share Consideration, (I) the Series E Per Share Consideration, (J) the Series F Per Share Consideration, (K) the Series G Per Share Consideration and (L) the Series H Per Share Consideration;

(iii) the Aggregate Acquiror Cancelled Shares Consideration Value;

(iv) for each Company Stockholder, (A) the names of all of the Company Stockholders, (B) the number and type of shares of Company Stock held by such Persons, (C) with respect to Company Restricted Stock, the vesting status and schedule with respect to such Company Restricted Stock, (D) the aggregate number of shares of Acquiror Common Stock issuable to such Company Stockholder pursuant to Section 3.01(a) and (E) the amount of cash in lieu of fractional shares of Acquiror Common Stock payable to such Company Stockholder in accordance with Section 3.07; and

(v) for each holder of Rollover Options, Settled Stock Options and the Company Warrant, (A) the names of all such holders, (B) the number of shares of Company Stock subject to, and the exercise price per share in effect for, each Rollover Option, Settled Stock Option and Company Warrant, (C) the vesting status and schedule with respect to Rollover Options and Settled Stock Options, including any acceleration as a result of the Transactions, and whether such Settled Stock Option or Rollover Option is an “incentive stock option” within the meaning of Section 422 of the Code or a non-qualified stock option, (D) the number of Shares of Acquiror Common Stock subject to each Rollover Option and Company Warrant (following the assumption thereof by Acquiror), (E) the per share exercise price for the Acquiror Common Stock issuable upon exercise of such Rollover Option or Company Warrant (following assumption thereof by Acquiror), (F) any applicable Tax withholding arising as a result of the issuance of the deemed exercise of any Settled Stock Option immediately prior to the Effective Time and (G) the number of Net Shares to be received in respect of each Settled Stock Option, if any.

(b) The Company shall prepare and deliver to Acquiror (i) a draft Consideration Spreadsheet not later than five Business Days prior to the Closing Date, which draft shall include the Company’s good faith estimate of all components of the Consideration

Spreadsheet as of immediately prior to the Effective Time, and (ii) a final Consideration Spreadsheet not later than two Business Days prior to the Closing Date, certified by an officer of the Company on behalf of the Company, setting forth the information requested as of immediately prior to the Effective Time. The draft Consideration Spreadsheet and the final Consideration Spreadsheet shall be prepared in accordance with the applicable provisions of the Company Certificate of Incorporation, the Company Stock Plans, the Company Warrant and this Agreement. Without limiting the foregoing, the Company shall provide to Acquiror, together with the draft Consideration Spreadsheet and the final Consideration Spreadsheet, such supporting documentation, information and calculations as are reasonably requested by Acquiror for it to verify and determine the calculations, amounts and other matters set forth in the Consideration Spreadsheet.

ARTICLE VII

COVENANTS OF ACQUIROR

7.01 Indemnification and Insurance.

(a) For a period of six years after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries (the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable in any material respect to those Indemnified Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any material respect that would adversely affect the rights of those Indemnified Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.01.

(b) Acquiror and the Company shall reasonably cooperate in connection with obtaining the “tail” policy referenced in the following sentence. Notwithstanding any other provision in this Agreement to the contrary, the Company shall be entitled to procure “tail” directors’ and officers’ liability insurance policies covering each Indemnified Person with a claims reporting or discovery period of at least six years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable in any material respect than the current directors’ and officers’ liability insurance policies maintained by the Company and its Subsidiaries with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that in no event shall the Company be permitted to spend more than 275% of the last annual premium paid by the Company or any of its Subsidiaries prior to the date hereof for the six years of coverage under such “tail” policies, which last annual premium is set forth on Schedule 7.01(b).

(c) In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.01. The obligations of Acquiror and the Surviving Company under this Section 7.01 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to materially and adversely affect any Indemnified Person (or any such Indemnified Person’s heirs and representatives) to whom this Section 7.01 applies without the prior written consent of the affected Indemnified Person (and, after the death of such Indemnified Person, such Indemnified Person’s heirs and representatives).

(d) Each of the Indemnified Persons referred to in this Section 7.01 (and, after the death of any such Indemnified Person, such Indemnified Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 7.01, with full rights of enforcement as if a party thereto. The rights of Indemnified Persons under this Section 7.01 (and, after the death of such Indemnified Person, such Indemnified Person’s heirs and representatives) shall be in addition to, and not in substitution for, any other rights that such individuals may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

7.02 Conduct of Acquiror During the Interim Period. During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except (1) for the taking of an Acquiror COVID-19 Response, (2) as set forth on Schedule 7.02, (3) as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (4) as may be required by Law: (i) use reasonable best efforts to conduct and operate its business in the ordinary course consistent with past practice; (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of Acquiror and its Subsidiaries, and use reasonable best efforts to maintain the existing relations and goodwill of Acquiror and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Acquiror and its Subsidiaries; (iii) use reasonable best efforts to keep available the services of their present officers and other key employees and consultants; and (iv) use reasonable best efforts to maintain all insurance policies of Acquiror and its Subsidiaries or substitutes therefor. Without limiting the generality of the foregoing, except (w) for the taking of an Acquiror COVID-19 Response, (x) as set forth on Schedule 7.02, (y) as expressly contemplated by this Agreement or as consented to by the

Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as may be required by Law, Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, during the Interim Period:

(a) change, modify, amend or waive any provision of the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(b) (i) make, declare, set aside or pay any dividend or distribution (whether in cash, stock or property) to the Acquiror Stockholders in their capacities as stockholders; (ii) effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except in connection with the exercise of any Acquiror Stock Options, the vesting and settlement of any Acquiror RSUs or Acquiror PSUs or the conversion of any other securities outstanding on the date hereof into shares of Acquiror Common Stock, and other than issuances of Acquiror Stock Options, Acquiror RSUs and/or Acquiror PSUs under the Acquiror Equity Plans or issuances of Acquiror Stock Options, Acquiror RSUs and/or Acquiror PSUs to employees, directors or consultants of the Company to be effective upon the Closing (whether under the Acquiror Equity Plans or otherwise), authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) other than as required by the Acquiror Organizational Documents or pursuant to any Acquiror Equity Plan and the award agreements thereunder, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests (it being understood and agreed that this Section 7.02(b) shall not restrict any distribution by any Subsidiary of Acquiror to Acquiror or any other Subsidiary of Acquiror);

(c) sell, transfer, license, sublicense, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of Acquiror (including the capital stock or other equity interests in any Subsidiary of Acquiror) and its Subsidiaries, taken as a whole (including Acquiror Intellectual Property, Owned Acquiror Software and Acquiror Real Property), except: (i) for dispositions of obsolete or worthless assets; (ii) for sales of inventory in the ordinary course of business consistent with past practice; or (iii) for sales, abandonment, lapses of assets or items or materials in an amount not in excess of $5,000,000 in the aggregate, other than: (A) Permitted Liens or (B) pledges, licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries as a whole;

(d) effectuate or provide notice of any plant closing, relocation of work or mass layoff that would require notice or incur any liability or obligation under the WARN Act or other similar foreign, state or local Law;

(e) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or enter into any agreements to take any of the foregoing actions; (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the Transactions); or (iii) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against it under any similar Law;

(f) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, agents or consultants) (other than intercompany loans, advances, capital contributions, investments or other intercompany distributions), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances for reimbursable employee expenses to employees or officers of Acquiror or its Subsidiaries in the ordinary course of business consistent with past practice;

(g) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(h) enter into any agreement that materially restricts the ability of Acquiror or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of Acquiror or its Subsidiaries to enter a new line of business;

(i) enter into, renew or amend in any material respect any Acquiror Affiliate Agreement;

(j) incur, borrow, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than in the ordinary course of business consistent with past practice or in connection with: (A) letters of credit, surety or similar bonds and, to the extent restricted hereby, guarantees provided by (or issued on behalf of) Acquiror or its Subsidiaries in connection with their development activities in the ordinary course of business consistent with past practice; (B) borrowings, extensions of credit and other financial accommodations under the Acquiror Term Loan Agreement, the Acquiror ABL Credit Agreement, the Acquiror Japanese ABL Facility or the Acquiror Japanese Term Loan Facility, in each case, as in effect on the date hereof; (C) the Credit Agreement Amendment or the Committed Backstop Financing or as otherwise permitted by Section 7.08 and (D) any outstanding senior unsecured convertible debt securities of Acquiror, as in effect on the date hereof, and guarantees thereof by its Subsidiaries; provided, that in no event shall Acquiror apply for or accept any Stimulus Funds;

(k) amend, restate or modify any terms of or any agreement with respect to any such outstanding Indebtedness in a manner that (i) is, in the good faith determination of Acquiror in consultation with the Company, adverse to Acquiror in any material respect or (ii)

would result in a breach or default by the Company or any of its Subsidiaries under the Existing Credit Agreement;

(l) enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement, or abandon or discontinue any existing line of business;

(m) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties;

(n) voluntarily terminate or modify or waive any material right under any Acquiror Material Permit; and

(o) enter into any agreement, or otherwise commit or authorize (whether in writing or not) to do any action prohibited under this Section 7.02.

7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of Acquiror (other than to the extent such information is to be provided to the Company in accordance with the terms of this Agreement) or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and its and their Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Acquiror and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, Acquiror Real Estate Lease Documents, commitments, Tax Returns, records, commitments, analyses and, as reasonably requested by the Company or its Representatives, appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish as promptly as practicable to the Company and/or its Representatives all financial and operating data and other information concerning the business, properties, Contracts, personnel and other affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries as such Representatives may reasonably request (including information for purposes of transition and integration planning and monthly and quarterly financial statements and other financial information prepared by Acquiror’s management if requested by the Company). The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply, including that Acquiror shall use its commercially reasonable efforts to obtain any required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit the maximum access or disclosure not in violation of such consent requirement. All information obtained by the Company, its Affiliates and its and their Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Notwithstanding anything to the contrary contained herein, no action taken in connection with or as a result of a COVID-19 Measure by Acquiror or any of its Subsidiaries shall be deemed to violate or breach this Section 7.03 in any way, provided that Acquiror shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access in a manner that does not jeopardize the health and safety of any employee or Representative of any party or any of their Affiliates.

7.04 Acquiror NYSE Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to remain listed on, the NYSE.

(b) Promptly following the execution and delivery of this Agreement, Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions to be approved for listing on the NYSE, subject to official notice of issuance. The Company will reasonably cooperate with Acquiror as reasonably requested by Acquiror with respect to the listing application for the Acquiror Common Stock and promptly furnish to Acquiror all information concerning the Company and the Company Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.04(b).

7.05 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.06 Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is, or is reasonably expected to become in connection with the consummation of the Transactions, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror or the Company, shall be exempt under Rule 16b-3 of the Exchange Act.

7.07 Employee Matters.

(a) Acquiror shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period ending on December 31, 2021, subject to any actions taken reasonably and in good faith connection with a COVID-19 Measure, Acquiror shall provide, and shall cause its Affiliates to provide, to each employee of the Company and its Subsidiaries who continues to be employed by Acquiror or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits (excluding equity incentive compensation, retention, change-in-control or other special or non-recurring compensation or benefits) that are no less favorable, in the aggregate, than those provided to such Continuing Employees as of immediately prior to the Effective Time.

(b) Acquiror shall, and shall cause its Affiliates to, cause all Continuing Employees to receive service credit for service with the Company and its Subsidiaries prior to the Effective Time for all purposes where length of service is relevant under any employee benefit plans and arrangements in which such Continuing Employees may be eligible to participate following the Effective Time, except to the extent such recognition would result in a duplication of benefits. To the extent that Acquiror or any of its Affiliates modifies any health or welfare coverage or benefits under any Company Benefit Plan in which the Continuing Employees participate following the Effective Time, Acquiror or its applicable Affiliate shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements under the analogous employee benefit plan of Acquiror or its Affiliates and shall give such Continuing Employees credit under such analogous employee benefit plan of Acquiror for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such health or welfare coverage or benefit modification occurs.

(c) If, at least ten Business Days prior to the Effective Time, Acquiror provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans (collectively, the “Company 401(k) Plan”) effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Acquiror requests that the Company 401(k) Plan be terminated, the Company shall provide Acquiror with evidence that the Company 401(k) Plan has been terminated pursuant to resolution of the Company Board prior to the day on which the Effective Time occurs; provided that, prior to amending or terminating the Company 401(k) Plan, the Company shall provide Acquiror with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) Plan is terminated pursuant to this Section 7.07(c), then immediately following the 401(k) Termination Date, Acquiror shall permit all Continuing Employees who were participants in the Company 401(k) Plan as of the 401(k) Termination Date to participate in Acquiror’s 401(k) plan. The Company agrees that it shall not provide for either a discretionary match or a profit sharing contribution under any Company 401(k) Plan for any period following the date of this Agreement.

(d) Prior to the Closing Date, (i) the Company shall submit for approval by the Company Stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that constitute or would reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under clause “(ii)” hereof, (ii) prior to the distribution of the 280G Stockholder Vote materials, the Company shall use commercially reasonable efforts to obtain a waiver of the right to receive or retain any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote, and (iii) the Company shall have delivered to Acquiror complete copies of all disclosure and other related documents that will be provided to the Company Stockholders in connection with the 280G Stockholder Vote in a manner providing Acquiror with sufficient time to review and comment thereon, and the Company shall consider all reasonable comments of Acquiror in good faith. The parties acknowledge that, to the extent any arrangements entered into at the direction of Acquiror or between Acquiror and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Acquiror Arrangements”) are Parachute Payments, Acquiror shall provide to the Company a written description of any Acquiror Arrangements and the value for purposes of Section 280G of the Code of such Acquiror Arrangements reasonably in advance of the Company’s request of the waivers under clause “(ii)” above.

(e) As soon as reasonably practicable following the Closing Date, Acquiror shall grant incentive equity awards under an equity plan maintained by Acquiror, to those certain Continuing Employees, and in the amounts and on the terms, as set forth on Schedule 7.07(e), with any changes to such schedule to be subject to the consent of the Company’s Chief Executive Officer or Executive Chairman. In no event will the contents of Schedule 7.07(e) be communicated to any Company employee without Acquiror’s prior written consent.

(f) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Acquiror or any Affiliate of Acquiror, or shall interfere with or restrict in any way the rights of Acquiror or any Affiliate of Acquiror, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Acquiror, the Company or any Affiliate of Acquiror and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.07 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Acquiror or its Affiliates or (ii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

7.08 Financing.

(a) Acquiror shall use its reasonable best efforts to obtain the Credit Agreement Amendment following the date hereof through the earlier to occur of (i) the Closing Date and (ii) the date on which the Committed Backstop Financing is launched; provided that Acquiror shall not be required to agree to any amendment, consent, or similar fee in connection with the Credit Agreement Amendment in excess of an amount to be determined by Acquiror in its sole discretion.

(b) Acquiror shall use, to the extent the Credit Agreement Amendment is not obtained on or prior to 45 days following the date hereof, its reasonable best efforts to consummate and obtain the Committed Backstop Financing on the terms and conditions described in the Backstop Commitment Letter, including to (i) maintain in effect the Backstop Commitment Letter, (ii) negotiate, execute and deliver definitive agreements with respect thereto on terms and conditions contemplated by the Backstop Commitment Letter (as such terms may be modified by the “market flex” provisions in the Backstop Fee Letters or on other terms (x) that comply with the Backstop Amendment Limitations (as defined below) or (y) to which Acquiror and the Company may both consent (such consent not to be unreasonably withheld, conditioned or delayed)), (iii) satisfy on a timely basis all conditions applicable to Acquiror in the Backstop Commitment Letter and, if applicable, the definitive agreements for the Committed Backstop Financing reasonably within Acquiror’s control and that have not been duly waived, (iv) consummate the Committed Backstop Financing contemplated by the Backstop Commitment Letter at or prior to the Closing (to the extent the Credit Agreement Amendment has not been obtained at or prior to Closing) and (v) apply the proceeds of the Committed Backstop Financing to refinance the indebtedness outstanding under the Acquiror Term Loan Agreement (to the extent the Credit Agreement Amendment has not been obtained at or prior to Closing). Subject to the terms and upon satisfaction of the conditions set forth in the Backstop Commitment Letter, if the Credit Agreement Amendment is not obtained on or prior to the Closing Date, Acquiror shall use its reasonable best efforts to cause the Backstop Lenders to provide the Committed Backstop Financing on or prior to the Closing Date. Acquiror may from time to time substitute other financing for all or any portion of the Committed Backstop Financing from the same and/or alternative financing sources or by means of an equity offering; provided, that, without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), such substitute financing shall not (A) delay or prevent the Closing, (B) in the aggregate, be less than the amount of the Committed Backstop Financing that is being substituted by such substitute financing, (C) (I) be subject to conditions that would or would reasonably be expected to delay, prevent or otherwise adversely impact the ability of Acquiror to obtain such substitute financing or any remaining portion of the Committed Backstop Financing at or prior to the Closing or (II) have terms that would require the Company or any of its Subsidiaries to take any action that would result in a breach of or default under the Existing Credit Agreement, (D) make the funding of any remaining portion of the Committed Backstop Financing (or satisfaction or waiver of the conditions thereto) less likely to occur at or prior to the Closing, or (E) adversely impact (x) the ability of Acquiror to consummate the Transactions or (y) the ability of Acquiror to enforce its rights against other parties under the Backstop Commitment Letter (the foregoing clauses “(A)” through “(E),” the “Alternative Financing Limitations”)). Subject to the immediately preceding sentence, unless the Credit Agreement Amendment is obtained on or prior to the Closing Date, Acquiror shall not amend, replace, supplement or otherwise modify, or waive any of its rights under, the Backstop Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), to the extent that such amendment, replacement, supplement or other modification, or waiver would or would reasonably be expected to (1) delay or prevent the Closing, (2) reduce the aggregate net proceeds of the Committed Backstop Financing from that contemplated by the Backstop Commitment Letter as in effect on the date hereof, (3) impose (x) new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Committed Backstop Financing, in each case, in a manner that would or would reasonably be expected to delay, prevent, make less likely or otherwise adversely impact the ability of Acquiror to obtain the Committed Backstop Financing at or prior to the Closing or (y) terms that would require the Company or any of its Subsidiaries to take any action that would result in a breach of or default under the Existing Credit Agreement, (4) make the funding of the Committed Backstop Financing (or satisfaction or waiver of the conditions thereto) less likely to occur at or prior to the Closing, or (5) adversely impact (x) the ability of Acquiror to consummate the transactions contemplated by this Agreement by the Closing Date or (y) the ability of Acquiror to enforce its rights against other parties under the Backstop Commitment Letter (the foregoing clauses “(1)” through “(5),” the “Backstop Amendment Limitations”); it being understood that notwithstanding the foregoing, Acquiror may amend the Backstop Commitment Letter to add bona fide credit worthy lenders, lead arrangers, bookrunners, syndication agents or similar entities (it being understood and agreed that any existing lead arranger, bookrunner, syndication agent or similar entity under the Acquiror Term Loan Agreement or the Acquiror ABL Agreement as of the date hereof, and their respective creditworthy Affiliates, shall be deemed to satisfy this requirement) that had not executed the Backstop Commitment Letter as of the date of this Agreement and otherwise amend, modify or restate the Backstop Commitment Letter in any manner that does not violate the Backstop Amendment Limitations. Upon request of the Company, Acquiror shall keep the Company reasonably informed on a current basis and in reasonable detail of material developments in respect of the Committed Backstop Financing, the Credit Agreement Amendment and the processes relating thereto.

(c) Acquiror shall give Company prompt notice (i) if, to its or any of its Subsidiaries’ knowledge, there exists any material breach by any party to the Backstop Commitment Letter or any condition thereunder which would reasonably be expected not to be satisfied or waived, (ii) of any termination of the Backstop Commitment Letter or the receipt of any written notice or other written communication from any Financing Source asserting any default, termination or repudiation by any party to any of the Backstop Commitment Letter or definitive agreements related to the Committed Backstop Financing, and (iii) if at any time for any reason (other than obtaining the Credit Agreement Amendment) Acquiror believes in good faith that Acquiror will not be able to obtain all or any portion of the Committed Backstop Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Backstop Commitment Letter or definitive agreements related to the Committed Backstop Financing, other than any amounts that are otherwise being obtained pursuant to other substitute financing in accordance with Section 7.08(b).

(d) If, notwithstanding the use of reasonable best efforts by Acquiror to satisfy its obligations under this Section 7.08, the Committed Backstop Financing or the Backstop Commitment Letter (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in whole or in part, for any reason (other than as a result of the Credit Agreement Amendment being obtained), Acquiror shall (i) promptly notify the Company of such expiration, termination, or unavailability and the reasons therefor and (ii) use reasonable best efforts promptly to arrange for alternative financing from alternative sources (“Replacement Financing”) to replace the financing contemplated by such expired, terminated, or unavailable commitment or arrangement with one or more financings that comply with the Alternative Financing Limitations. Acquiror shall deliver to the Company true and correct copies of any new financing commitment letter (including any associated engagement letter and related fee letter; provided, that any such commitment letter, engagement letter or fee letter may be redacted to remove fee amounts, the economic portion of any “market flex” provisions, pricing caps and other economic terms set forth therein, none of which affect the availability or net amount of such Replacement Financing or require the Company or any of its Subsidiaries to take any action that would result in a breach of or default under the Existing

Credit Agreement) executed by Acquiror, pursuant to which any alternative source shall have committed to provide any portion of such Replacement Financing (the “Replacement Financing Documents”).

(e) If the Backstop Commitment Letter is amended, replaced, supplemented or otherwise modified, if all or a portion of the Committed Backstop Financing is substituted in accordance with Section 7.08(b), if the Acquiror obtains Replacement Financing or if the parties both consent to substitute other committed financing for all or a portion of the Committed Backstop Financing, Acquiror shall comply with its covenants in Sections 7.08(b) and 7.08(c) with respect to the Replacement Financing Documents or the Backstop Commitment Letter (as so amended, replaced, supplemented or otherwise modified), in each case, to the same extent that Acquiror would have been obligated to comply with respect to the Committed Backstop Financing, and the references in this Agreement to “Backstop Commitment Letter” and “Committed Backstop Financing” shall be deemed to refer to the Backstop Commitment Letter (and the financing contemplated thereby) as so amended, replaced, supplemented or otherwise modified or the Replacement Financing Documents (and the financing contemplated thereby), as applicable.

(f) Upon the reasonable request of the Company, Acquiror shall, promptly, furnish the Company with current copies of any marketing materials, rating agency presentations, information memoranda, term sheets, definitive documentation or any other material documents prepared or received by such party (or any of its Affiliates) in connection with the Credit Agreement Amendment (other than any internal documents prepared by Acquiror and not distributed to lenders or their counsel or any other third party). If Acquiror successfully obtains such a Credit Agreement Amendment, Acquiror shall, promptly upon execution thereof, furnish the Company with a true and complete copy of such Credit Agreement Amendment.

(g) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Acquiror to obtain the Committed Backstop Financing, the Credit Agreement Amendment, any alternative financing and/or any Replacement Financing.

7.09 Stockholder Litigation. Each of Acquiror and the Company shall give the other the opportunity to participate in the defense or settlement of any stockholder claim or litigation (including any class action or derivative litigation) against such party or its officers or directors relating to this Agreement and the Transactions, and no such settlement shall be agreed to without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not require any party hereto to take any action if it may result in a waiver of any attorney-client or any other similar privilege; provided, further, that such party shall use its reasonable best efforts to allow for the taking of such action in a manner that does not result in a waiver of such privilege, including by entering into a customary joint defense or similar agreement. Each of Acquiror and the Company shall cooperate, and shall use its reasonable best efforts to cause its Affiliates and Representatives to cooperate, in the defense against such claim or litigation.

ARTICLE VIII

JOINT COVENANTS

8.01 Support of Transaction. Without limiting any other covenant contained in Article VI, Article VII or this Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.02, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to use reasonable best efforts to: (a) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) obtain all consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in connection with the Transactions, including any required consents and approvals of parties to material Contracts with the Company or its Subsidiaries (it being understood and agreed that it is not a condition to Closing under this Agreement that any such third party consents or approvals be obtained); (c) terminate or cause to be terminated those agreements listed on Schedule 6.03; and (d) take such other action as may reasonably be necessary to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as promptly as reasonably practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party.

8.02 HSR Act and Regulatory Approvals.

(a) In connection with the Transactions, Acquiror and the Company shall, or shall cause their respective Affiliates to, comply promptly but in no event later than 10 Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror and the Company shall each use their reasonable best efforts to furnish to the other party as promptly as reasonably practicable all information required for any notification, application or filing to be made pursuant to the HSR Act in connection with the Transactions.

(b) Acquiror and the Company shall request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and shall use their reasonable best efforts to (i) cooperate in good faith with the Regulatory Consent Authorities; (ii) substantially comply with any Information or Document Requests; and (iii) obtain the termination or expiration of all waiting periods under the HSR Act, in each case, in connection with the Transactions. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, in no event shall Acquiror or the Company be required to (and the Company and its Affiliates shall not, without Acquiror’s prior written consent) offer, propose, negotiate, commit, or agree to (x) sell, divest, or otherwise dispose of, license, hold separate, or take or commit to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or their ability to own, manage, retain or operate, any business, products, rights, services, licenses, assets or properties of Acquiror, Acquiror’s Affiliates, the Company or the Company’s Subsidiaries; (y) terminate, assign, amend or modify any contract, arrangement, commercial relationship or obligation of Acquiror, Acquiror’s Affiliates, the Company or the Company’s Subsidiaries or (z) take or agree to any other remedial action or commitment, in each case, in order to obtain the expiration or termination of any waiting period or any other consents or approvals from Governmental Authorities (each of the actions and commitments described in clauses “(x),” “(y)” and “(z),” a “Remedial Action”), except to the extent that such Remedial Action, individually and in the aggregate, would not reasonably be expected to have an adverse impact in any material respect on Acquiror and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole; provided, further, that any such Remedial Action shall be conditioned on the consummation of the Transactions.

(c) Acquiror and the Company shall each promptly notify the other party of any substantive communication with any Governmental Authority, and furnish to the other party copies of any notices or written communications received by it or any of its Affiliates from any Governmental Authority, with respect to the Transactions. Acquiror and the Company shall each permit counsel to the other party an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed substantive communications by Acquiror or the Company and/or their respective Affiliates to any Governmental Authority concerning the Transactions. Acquiror and the Company shall each provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or the Company and/or any of their respective Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 8.02 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel, and to remove references concerning valuation of either party or other competitively sensitive material; provided, that Acquiror and the Company may, as each deems advisable and necessary, designate any materials provided to the other party under this Section 8.02 as “outside counsel only.” Acquiror and the Company shall not, without the prior written consent of the other, (i) withdraw any HSR notification form, (ii) extend any waiting period under the HSR Act, or (iii) enter into any timing agreement with any Governmental Authority, in each case, in connection with the Transactions.

(d) Acquiror shall pay 100% of the filing fee associated with its filing made pursuant to the HSR Act as an acquiring person in connection with the Merger.

(e) Acquiror and the Company shall not, and shall each cause its respective Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, would reasonably be expected to (i) impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Regulatory Consent Authority entering an order prohibiting the consummation of the Transactions; or (iii) materially increase the risk of not being able to remove a Regulatory Consent Authority order on appeal or otherwise.

8.03 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 8.03, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, each of Acquiror and the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 8.03(b)(ii)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Company, the Company Board, Acquiror or the Acquiror Board, as applicable, made in accordance with Section 8.03(b), Section 8.03(c), Section 8.03(d), Section 8.03(e) or Section 8.03(f), as applicable, shall not be deemed to be a breach or violation of this Section 8.03(a). Each of Acquiror and the Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Each of Acquiror and the Company also agrees that within three Business Days of the execution of this Agreement, such party shall instruct each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring such party to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof, and such party shall terminate access to any physical or electronic data room maintained by or on behalf of such party or any of its Subsidiaries. Each party shall promptly (and in any event within 24 hours) notify, in writing, the other party of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). Each party shall promptly (and in any event within 24 hours) keep the other party informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any changes or proposed changes thereto and copies of any additional material written materials received by such party, its Subsidiaries or their respective Representatives). Neither Acquiror nor the Company shall enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 8.03 (x) by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives, shall be deemed to be a breach of this Section 8.03 by the Company, or (y) by any of Acquiror’s Subsidiaries, or any of Acquiror’s or its Subsidiaries’ respective Representatives, shall be deemed to be a breach of this Section 8.03 by Acquiror.

(b) Notwithstanding anything to the contrary in this Section 8.03, this Agreement shall not prevent the Company or the Company Board, on the one hand, or Acquiror or the Acquiror Board, on the other hand, from:

(i) with respect to Acquiror or the Acquiror Board, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) if it determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; provided that this clause “(i)” shall not be deemed to permit the Acquiror Board to effect an Acquiror Change in Recommendation except in accordance with Section 8.03(d) and Section 8.03(f), as applicable;

(ii) prior to obtaining the Company Requisite Approval or the Acquiror Requisite Approval, as applicable, negotiating or executing an Acceptable Confidentiality Agreement with any Person and its Representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 8.03(a), if the Company Board or the Acquiror Board, as applicable, (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would constitute a breach its fiduciary duties under applicable Law; provided that the Company or Acquiror, as applicable, shall provide a copy of such executed Acceptable Confidentiality Agreement promptly (and in any event within 24 hours) to the other party;

(iii) prior to obtaining the Company Requisite Approval or the Acquiror Requisite Approval, as applicable, (A) engaging in any negotiations or discussions with any Person and its Representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 8.03(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to such party’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made (and not withdrawn) a bona fide written Acquisition Proposal that did not result from a breach of Section 8.03(a), in each case, if the Company Board or the Acquiror Board, as applicable: (1) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal; (2) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would constitute a breach of its fiduciary duties under applicable Law; and (3) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that such party shall provide to the other party a list of any material non-public information or data that is provided to any Person given such access, and to the extent such information was not previously made available to such other party, copies of such information prior to or substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof);

(iv) prior to obtaining the Company Requisite Approval or the Acquiror Requisite Approval, as applicable, making a Company Change in Recommendation or Acquiror Change in Recommendation, as applicable (only to the extent permitted by Section 8.03(c), Section 8.03(d), Section 8.03(e) or Section 8.03(f)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses “(i)” through “(iv)”.

(c) Notwithstanding anything in this Section 8.03 to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of this Section 8.03, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in this Section 8.03(c) would constitute a breach of its fiduciary duties under applicable Law, the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation; provided that the Company Board will not be entitled to make a Company Change in Recommendation unless (A) the Company delivers to Acquiror a written notice (a “Company Notice”) advising Acquiror that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board, the identity of the Person or group of Persons making such Superior Proposal, an unredacted copy of such Superior Proposal, including the most current version of any proposed definitive agreement (which version shall be updated on a prompt basis) and any related documents (including financing documents) to the extent provided by the relevant party in connection with the Superior Proposal, and (B) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fifth Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal, including any revision in price or financing, shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional three Business Day (instead of five Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Company Notice Period”), the Company Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account the adjustments to the terms and conditions of this Agreement committed to by Acquiror in writing and (2) after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law. If requested by Acquiror, the Company will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Company Notice Period, engage in good faith negotiations with Acquiror and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d) Notwithstanding anything in this Section 8.03 to the contrary, if, at any time prior to obtaining the Acquiror Requisite Approval, the Acquiror Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of this Section 8.03, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in this Section 8.03(d) would constitute a breach of its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Requisite Approval, make an Acquiror Change in Recommendation; provided that the Acquiror Board will not be entitled to make an Acquiror Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Acquiror Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Acquiror Board, the identity of the Person or group of Persons making such Superior Proposal, an unredacted copy of such Superior Proposal, including the most current version of any proposed definitive agreement (which version shall be updated on a prompt basis) and any related documents (including financing documents) to the extent provided by the relevant party in connection with the Superior Proposal, and (B) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Notice (such period from the time the Acquiror Notice is provided until 5:00 p.m. New York City time on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal, including any revision in price or financing, shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional three Business Day (instead of five Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Acquiror Notice Period”), the Acquiror Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account the adjustments to the terms and conditions of this Agreement committed to by the Company in writing and (2) after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Acquiror Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(e) Notwithstanding anything in this Section 8.03 or Section 8.04(e) to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, in response to a Company Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law, the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation; provided that the Company will not be entitled to make, or agree or resolve to make, a Company Change in Recommendation unless (i) the Company delivers to Acquiror a written notice (a “Company Intervening Event Notice”) advising Acquiror that the Company Board proposes to take such action and containing a reasonably detailed description of the material facts underlying the Company Board’s determination that a Company Intervening Event has occurred and the reasons for taking such action (it being acknowledged that such Company Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice (such period from the time the Company Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice (it being understood that any material development with respect to a Company Intervening Event shall require a new notice but with an additional three Business Day (instead of five Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Company Intervening Event Notice Period”), the Company Board reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account the adjustments to the terms and conditions of this Agreement committed to by Acquiror in writing, the failure to make a Company Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law. If requested by Acquiror, the Company will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Company Intervening Event Notice Period, engage in good faith negotiations with Acquiror and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Change in Recommendation.

(f) Notwithstanding anything in this Section 8.03 or Section 8.04(d) to the contrary, if, at any time prior to obtaining the Acquiror Requisite Approval, the Acquiror Board determines in good faith, in response to an Acquiror Intervening Event, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Requisite Approval, make an Acquiror Change in Recommendation; provided that Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing a reasonably detailed description of the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred and the reasons for taking such action (it being acknowledged that such Acquiror Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth

Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three Business Day (instead of five Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Acquiror Intervening Event Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account the adjustments to the terms and conditions of this Agreement committed to by the Company in writing, the failure to make an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

(g) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means, with respect to a party, any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates on the one hand, or the Company or its Affiliates on the other hand) relating to, in a single transaction or series of related transactions: (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the revenues, assets or net income of such party and its Subsidiaries, taken as a whole (it being understood and agreed this clause “(A)” shall refer to 20% or more of the revenues or assets of any party that recognized a net loss for the last fiscal year, and not any such net loss); (B) any direct or indirect acquisition of 20% or more of the consolidated assets of such party and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board or the Acquiror Board, as applicable), including through the acquisition of one or more Subsidiaries of such party owning such assets; (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of such party, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of such party, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party (or any of its Subsidiaries) that constitutes 20% or more of the revenues or assets of such party and its Subsidiaries, taken as a whole; (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of such party; or (E) any combination of the foregoing.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal made after the date hereof, that did not result from a breach of this Section 8.03, that the Company Board or the Acquiror Board, as applicable, in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company Stockholders or Acquiror

Stockholders, as applicable (solely in their capacity as such) than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Company Board or the Acquiror Board, as applicable, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal (including the identity of the third party making such proposal) and this Agreement and the Transactions (including any executed written offer by Acquiror on the one hand, or the Company on the other hand, to amend the terms of this Agreement, termination or break-up fee and conditions to consummation); provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “80%”.

(iii) “Company Intervening Event” means a material event, fact, development, circumstance or occurrence with respect to the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, on the one hand, or of Acquiror and its Subsidiaries, taken as a whole, on the other hand, and that was not known and was not reasonably foreseeable to the Company Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof) and that becomes known to the Company Board after the date of this Agreement; provided that in no event shall any of the following constitute a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (A) the receipt, existence or terms of any inquiry, offer or proposal by the Company or Acquiror that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or any matter relating thereto; (B) any events, facts, developments, circumstances or occurrences resulting from, arising in connection with or otherwise related to COVID-19, including any COVID-19 Measures, Acquiror Historical COVID-19 Response or Acquiror COVID-19 Response or (C) any change in the market price, or change in trading volume, of the capital stock of Acquiror.

(iv) “Acquiror Intervening Event” means a material event, fact, development, circumstance or occurrence with respect to the business, assets, operations or prospects of Acquiror and its Subsidiaries, taken as a whole, on the one hand, or of the Company and its Subsidiaries, taken as a whole, on the other hand, and that was not known and was not reasonably foreseeable to the Acquiror Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof) and that becomes known to the Acquiror Board after the date of this Agreement; provided that in no event shall any of the following constitute an Acquiror Intervening Event or be taken into account in determining whether an Acquiror Intervening Event has occurred: (A) the receipt, existence or terms of any inquiry, offer or proposal by Acquiror or the Company that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or any matter relating thereto; (B) any events, facts, developments, circumstances or occurrences resulting from, arising in connection with or otherwise related to COVID-19, including any COVID-19 Measures, Company Historical COVID-19 Response or Company COVID-19 Response; or (C) any change in the market price, or change in trading volume, of the capital stock of Acquiror.

8.04 Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all required information concerning it and its Affiliates as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of Acquiror.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and, if appropriate, Acquiror shall cause such amendment or supplement to be disseminated to the stockholders of Acquiror, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to: (i) approval of the issuance of Acquiror Common Stock to the Company Stockholders pursuant to the NYSE listing rules (the “Transaction Proposal”); and (ii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (together with the Transaction Proposal, the “Proposals”).Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date (which record date shall be mutually agreed with the Company) for the Special Meeting; (ii) duly call and give notice of the Special Meeting; (iii) convene and hold the Special Meeting in accordance with the DGCL within 45 days after the Registration Statement is declared effective under the Securities Act; (iv) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (v) solicit proxies from the Acquiror Stockholders to give the Acquiror Stockholder Approval with respect to each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to the Acquiror Stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement, unless the Acquiror Board shall have changed the recommendation in accordance with Section 8.03(d) and Section 8.03(f). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”) except as may be permitted by, and only in accordance with, Section 8.03(d) and Section 8.03(f). Notwithstanding the foregoing provisions of this Section 8.04(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Requisite Approval, whether or not a quorum is present, Acquiror shall have the right to make two adjournments of the Special Meeting, in the case of a first adjournment, for a period not to exceed 10 days after consulting with the Company, and in the case of a second adjournment, for a period not to exceed five days after consulting with the Company; provided, however, that, unless otherwise required by Law, Acquiror shall not change the record date for the Special Meeting in connection with any such adjournment without the Company’s prior approval. Unless this Agreement has been terminated in accordance with its terms, Acquiror’s obligation to solicit proxies from the Acquiror Stockholders to obtain the Acquiror Stockholder Approval with respect to each of the Proposals in accordance with this Section 8.04(d) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal with respect to Acquiror, or by any Acquiror Change in Recommendation.

(e) The Company shall solicit the Company Requisite Approval via written consent as promptly as practicable after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent (which record date shall be mutually agreed with Acquiror); (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law; and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, unless the Company Board shall have changed the recommendation in accordance with Section 8.03(c) and Section 8.03(e). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (a “Company Change in Recommendation”) except as may be permitted by, and only in in accordance with, Section 8.03(c) and Section 8.03(e). The Company will provide Acquiror with copies of all stockholder consents it receives within one Business Day of receipt. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to the Company Stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents by means of the Consent Solicitation Statement from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.04(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal with respect to the Company, or by any Company Change in Recommendation.

8.05 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b) Promptly after the execution of this Agreement and pursuant to the Communications Plan described in Section 8.07(b), Acquiror and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) At a reasonable time prior to the filing, issuance or other submission or public disclosure of any reports to be filed with the SEC by either Acquiror or Merger Sub, the Company shall be given an opportunity to review and comment upon such filing, issuance or other submission and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and Acquiror and Merger Sub shall consider and, if reasonably acceptable, incorporate comments from the Company with respect thereto prior to filing, issuance, submission or disclosure thereof.

8.06 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b) Acquiror, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall intentionally take or cause to be taken, or intentionally fail to take or intentionally cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Each of Acquiror and the Company shall cooperate and use their respective reasonable best efforts to obtain the Closing Tax Opinion and any Tax opinions required to be filed with the SEC in connection with the Registration Statement, including by (i) delivering to the applicable legal counsel the Acquiror Registration Statement Tax Certificate and the Company Registration Statement Tax Certificate and (ii) delivering to the applicable legal counsel the Acquiror Closing Tax Certificate and the Company Closing Tax Certificate.

(d) The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(e) On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company.

(f) Each of the Company and Acquiror shall use reasonable best efforts to execute and deliver officer’s certificates containing representations substantially in the forms of Exhibits D, E, F and G hereto, as applicable, at such time or times as may be reasonably requested by counsel to the Company, including in connection with any filing of the Registration Statement and Section 9.03(e), for purposes of rendering opinions with respect to the Intended Tax Treatment.

8.07 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) Acquiror and the Company shall reasonably cooperate with respect to the communications plan regarding the Transactions as mutually prepared by Acquiror and the Company in connection with this Agreement (the “Communications Plan”). Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to: (i) their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto; (ii) subject to Section 6.02 and this Section 8.07, third parties to the extent necessary for the purpose of issuing notice to any third party or seeking any third party consent, approval or waiver, in each case, as required in connection with the Transactions; (iii) the extent provided for in the Communications Plan, internal announcements to employees of the parties and their respective Subsidiaries; and (iv) the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 8.05 and this Section 8.07.

8.08 R&W Insurance Policy. On or after the date hereof, Acquiror may bind an insurance policy with respect to the representations and warranties of the Company in this Agreement (the “R&W Insurance Policy”). The costs of the R&W Insurance Policy shall be paid by Acquiror. The Company shall reasonably cooperate with Acquiror, at Acquiror’s request, in connection with the R&W Insurance Policy, including using reasonable best efforts to furnish information reasonably necessary for Acquiror to obtain the R&W Insurance Policy.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act applicable to the parties to this Agreement in respect of the Merger shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Law in the United States or any Specified Jurisdiction enjoining or prohibiting the consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the Registration Statement shall have been issued by the SEC.

(d) Acquiror Requisite Approval. The Acquiror Requisite Approval shall have been obtained.

(e) Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(f) NYSE. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

9.02 Additional Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.17 (Brokers’ Fees) and Section 4.22 (Affiliate Agreements), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.06(e) (Capitalization) and Section 4.21(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof.

(iii) The representations and warranties of the Company contained in Section 4.06(a) (Capitalization) and Section 4.06(f) (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iv) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.02(a)(i), (ii) and (iii)), shall be true and correct (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e) Company Series H Preferred Offering. The Company Series H Preferred Offering shall have been consummated (other than where the failure of the Company Series H Preferred Offering to be so consummated is the result of a breach by Acquiror under the Company Series H Subscription Agreements).

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Acquiror and Merger Sub contained in the first sentence of Section 5.01(a) (Due Incorporation of Acquiror), the first sentence of Section 5.01(c) (Due Incorporation of Merger Sub), Section 5.03 (Due Authorization), Section 5.15 (Brokers’ Fees) and Section 5.20 (Affiliate Agreements), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of Acquiror and Merger Sub contained in Section 5.19(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof.

(iii) The representations and warranties of Acquiror and Merger Sub contained in Section 5.06(a) (Capitalization) and Section 5.06(f) (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iv) Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub described in Section 9.03(a)(i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Acquiror Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Acquiror Material Adverse Effect that is continuing.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.

(e) Closing Tax Opinion. The Company shall have received an opinion from Weil, Gotshal & Manges LLP, counsel to the Company, or, if Weil, Gotshal & Manges LLP is unable or unwilling to deliver such opinion, from another nationally recognized law firm (which shall include Latham & Watkins LLP), dated as of the Closing Date, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the Merger should qualify for the Intended Tax Treatment (the “Closing Tax Opinion”). In rendering such opinion, legal counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Acquiror, Merger Sub and the Company and any of their respective Affiliates and Representatives, in each case, in form and substance reasonably satisfactory to such legal counsel, including the Acquiror Closing Tax Certificate and the Company Closing Tax Certificate.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts by the Termination Date, then, for a period of 30 days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before June 30, 2021, (the “Termination Date”) or (iii) the consummation of the Merger or any of the other Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order in the United States or any Specified Jurisdiction or a Law in the United States or any Specified Jurisdiction; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if

Acquiror’s failure to fulfill any obligation under this Agreement has resulted in the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available if Acquiror is in material breach of its obligations under this Agreement on the date of such termination;

(c) prior to the Closing, by written notice to Acquiror from the Company if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts by the Termination Date, then, for a period of 30 days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; (ii) the Closing has not occurred on or before the Termination Date; or (iii) the consummation of the Merger or any of the other Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order in the United States or any Specified Jurisdiction or a Law in the United States or any Specified Jurisdiction; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has resulted in the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under this Section 10.01(c) shall not be available if the Company is in material breach of its obligations under this Agreement on the date of such termination;

(d) by written notice from either the Company or Acquiror to the other if the Special Meeting shall have been held (subject to any adjournment or recess of the Special Meeting) and the Acquiror Requisite Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting);

(e) by written notice from Acquiror to the Company prior to obtaining the Company Requisite Approval if the Company Board (i) shall have made a Company Change in Recommendation or (ii) shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to its stockholders;

(f) by written notice from the Company to Acquiror prior to obtaining the Acquiror Requisite Approval if the Acquiror Board (i) shall have made an Acquiror Change in Recommendation or (ii) shall have failed to include the Acquiror Board Recommendation in the Proxy Statement distributed to its stockholders;

(g) by written notice from the Company to Acquiror prior to obtaining the Acquiror Requisite Approval if an Acquiror Triggering Event shall have occurred;

(h) by written notice from Acquiror to the Company prior to obtaining the Company Requisite Approval if a Company Triggering Event shall have occurred; or

(i) by written notice from Acquiror to the Company if the Company Requisite Approval has not been obtained within three Business Days following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.04(e).

10.02 Effect of Termination.

(a) Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Company or Acquiror for any Willful Breach of this Agreement by the Company or Acquiror occurring prior to such termination. The provisions of Sections 8.07(a), 10.02 and Article XI (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b) In the event that this Agreement is validly terminated by Acquiror pursuant to Section 10.01(e) or Section 10.01(h), then the Company shall pay the Company Termination Payment to Acquiror (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds.

(c) In the event that this Agreement is validly terminated by the Company pursuant to Section 10.01(f) or Section 10.01(g), then Acquiror shall pay the Acquiror Termination Payment to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds.

(d) In the event that this Agreement is validly terminated by Acquiror pursuant to Section 10.01(b)(i), Section 10.01(b)(ii) or Section 10.01(i) or by the Company pursuant to Section 10.01(c)(ii) and (i) before the date of such termination, an Acquisition Proposal with respect to the Company is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (ii) within 12 months after the date of termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal (which Acquisition Proposal is ultimately consummated), then the Company shall pay the Company Termination Payment to Acquiror (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two Business Days) after the date on which the Acquisition Proposal is consummated, payable by wire transfer of immediately available funds (it being understood that, for the purposes of this clause “(c),” each reference to “20%” in the definition of “Acquisition Proposal” in Section 8.03(g)(i) shall be deemed a reference to “51%”).

(e) In the event that this Agreement is validly terminated by the Company pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), by Acquiror pursuant to Section

10.01(b)(ii) or by the Company or Acquiror pursuant to Section 10.01(d), and (i) before the date of such termination, an Acquisition Proposal with respect to Acquiror is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (ii) within 12 months after the date of termination, Acquiror shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal (which Acquisition Proposal is ultimately consummated), then Acquiror shall pay the Acquiror Termination Payment to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two Business Days) after the date on which the Acquisition Proposal is consummated, payable by wire transfer of immediately available funds (it being understood that, for the purposes of this clause “(e),” each reference to “20%” in the definition of “Acquisition Proposal” in Section 8.03(g)(i) shall be deemed a reference to “51%”).

(f) The parties hereto acknowledge and hereby agree that the Company Termination Payment and the Acquiror Termination Payment, as applicable, if, as and when required pursuant to this Section 10.02, shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate Acquiror or the Company, as applicable, in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment or Acquiror be required to pay the Acquiror Termination Payment, as applicable, on more than one occasion. Each of the Company, Acquiror and Merger Sub acknowledges that the agreements contained in this Section 10.02 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in any circumstance (except in the case of Willful Breach of this Agreement or Fraud) in which this Agreement is terminated and Acquiror is paid the Company Termination Payment or the Company is paid the Acquiror Termination Payment pursuant to this Section 10.02, the Company Termination Payment or the Acquiror Termination Payment, as applicable, shall be the sole and exclusive monetary remedy of Acquiror, Merger Sub or any of their Affiliates against the Company or any of its Affiliates, or of the Company or any of its Affiliates against Acquiror, Merger Sub or any of their Affiliates, as applicable, for any loss or damage suffered in connection with the Transactions or as a result of the failure of the Merger and the other Transactions to be consummated or for a breach (other than a Willful Breach or Fraud) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, and upon payment of such amounts, the Company and its Affiliates, or Acquiror, Merger Sub and their Affiliates, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

(h) Notwithstanding anything to the contrary in this Agreement, the Company (on behalf of itself and each Company Related Party (other than Acquiror and Merger Sub)) shall not have any and hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Backstop Commitment Letter, the Committed Backstop Financing, the

definitive financing agreements or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made by any Financing Source in connection herewith or therewith, in each case relating to the Transactions, and the Company (on behalf of itself and each Company Related Party (other than Acquiror and Merger Sub)) agrees not to commence any Action against any Financing Source in connection with this Agreement, the Backstop Commitment Letter, the Committed Backstop Financing, the definitive financing agreements or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity, in each case in connection with the Transactions, and agrees to cause any such Action asserted by the Company (on behalf of itself and each Company Related Party (other than Acquiror and Merger Sub)) in connection with this Agreement, the Committed Backstop Financing, the definitive financing agreements or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity against any Financing Source, in each case in connection with the Transactions, to be dismissed or otherwise terminated, and no Financing Source shall have any rights or claims against any Company Related Party (other than Acquiror and Merger Sub) in connection with this Agreement, the Committed Backstop Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. In furtherance, and not in limitation of, the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company or any Company Related Party (other than Acquiror or Merger Sub) in connection with this Agreement, the Backstop Commitment Letter, the Committed Backstop Financing, the definitive financing arrangements or the transactions contemplated hereby or thereby, in each case in connection with the Transactions. It is understood and agreed that the foregoing provisions of this Section 10.02(h) will not limit the rights of the parties to the Committed Backstop Financing under any commitment letter relating thereto.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, extend the time for performance of any of the obligations of the other party or parties to this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.11. Any agreement on the part of a party to any waiver, amendment or modification will be valid only if set forth in an instrument in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) if the sender within one Business Day sends a confirming copy of such notice by FedEx or other nationally recognized overnight delivery service, addressed as follows:

(a) If to Acquiror or Merger Sub, to:

Callaway Golf Company

2180 Rutherford Road

Carlsbad, CA 92008

Attn:         Brian P. Lynch

with a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attn:         Craig M. Garner

                 Kevin C. Reyes

(b) If to the Company to:

Topgolf International, Inc.

8750 N. Central Expressway, Suite 1200

Dallas, TX 75231

Attn:         William Davenport

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attn:         Kevin J. Sullivan

and

Weil, Gotshal & Manges LLP

200 Crescent Court

Dallas, TX 75201

Attn:         James R. Griffin

                 David B. Gail

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that Acquiror (or one of more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement to any Financing Source pursuant to the terms of the Committed Backstop Financing or the Credit Agreement Amendment, as applicable, solely for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Committed Backstop Financing or the Credit Agreement Amendment. No assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and (b) the Financing Sources shall be express third party beneficiaries of Section 10.02(h), Section 11.04, Section 11.11, Section 11.13 and Section 11.14, in each case as such provisions relate to, benefit or otherwise affect the rights of, the Financing Sources, each of such provisions of such Sections (to such extent) shall expressly inure to the benefit of the Financing Sources, and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections (to such extent).

11.05 Expenses. Except as otherwise provided herein (including Section 8.02(d) and Section 8.06(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The table of contents and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each party hereto has received counterparts signed by each of the other parties (it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof).

11.08 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of good faith negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.09 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. The Schedules shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.10 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions.

11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Company Requisite Approval or the Acquiror Requisite Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the Company Stockholders or by the stockholders of Acquiror, as applicable, without such further approval of such stockholders. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01. Notwithstanding the foregoing or anything to the contrary contained herein, Section 10.02(h), Section 11.04, Section 11.11, Section 11.13 and Section 11.14 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections in a manner that is adverse to any Financing Source) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

11.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties.

11.13 Jurisdiction; WAIVER OF TRIAL BY JURY.

(a) Each party hereto irrevocably agrees that any Action based upon, arising out of or related to this Agreement, or the Transactions, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the Transactions or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, each Company Related Party and each of the other parties hereto (1) irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any Action against the Financing Sources arising out of or relating to the provisions of this Agreement, the Backstop Commitment Letter, the Backstop Fee Letters, the Transactions and the other transactions contemplated hereby and thereby, including but not limited to any dispute arising out of or relating in any way to the Committed Backstop Financing or the performance thereof or the transactions contemplated thereby, and irrevocably agrees that all claims in respect of any such Action may be heard and determined in any such court, (2) agrees that service of any process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.02 shall be effective service of process against it for any Action relating to any such dispute, (3) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such Action brought in any such court, and any claim that any such Action brought in any such court has been brought in an inconvenient forum and (4) agrees that a final judgment in any such Action brought in any such court may be enforced in any other courts to whose jurisdiction it is or may be subject by suit upon judgment.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE COMMITTED BACKSTOP FINANCING, THE BACKSTOP COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION AGAINST ANY FINANCING SOURCE. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY

SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13(b).

11.14 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto or thereto do not fully perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder or thereunder to consummate this Agreement) in accordance with their specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the specific performance of the terms and provisions of this Agreement, or oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding anything to the contrary in this Section 11.15, nothing in this Section 11.15 shall in any way limit (i) any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement or (ii) Acquiror’s or Merger Sub’s rights under the Support Agreements.

11.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representation, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, including the Surviving Provisions.

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

CALLAWAY GOLF COMPANY

By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	Executive Vice President, Chief Financial Officer and Chief Legal Officer

51 STEPS, INC.

By:	/s/ Patrick Burke
	Name:	Patrick Burke
	Title:	President and Chief Executive Officer

TOPGOLF INTERNATIONAL, INC.

By:	/s/ William Davenport
	Name:	William Davenport
	Title:	Vice President & Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]